UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Symmetry Medical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on April 27, 2012

To our Shareholders:

You are cordially invited to attend Symmetry Medical Inc.’s 2012 Annual Meeting of Shareholders. The meeting will be held at 11:30 a.m. EDT on April 27, 2012 at the East Lansing Marriott at University Place 300 M.A.C. Avenue East Lansing, MI 48823 for the following purposes:

(1)	To elect two Class I Directors to serve for a three-year term;
(2)	To consider and approve an advisory resolution regarding the compensation of the Company’s named executive officers;
(3)	To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending December 29, 2012;
(4)	To consider and approve Amendment No.2 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan; and
(5)	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

You may attend and vote on matters to be decided at the meeting if you were a shareholder of record at the close of business on March 5, 2012.

In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online. This process substantially reduces the costs associated with printing and distributing the proxy materials.

This 2012 Proxy Statement and our 2011 Annual Report to Shareholders, which is not a part of this proxy soliciting material, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy”. They are also available at www.edocumentview.com/SMA.

To make it easier for you to cast your vote, we have provided three methods by which you may vote:

(1)	Utilize the web-based voting option provided by your broker (if you hold your shares in street name)or Computershare (if you are a registered shareholder); or
(2)	Vote in person at the meeting; or
(3)	Request paper copies of the proxy and vote by returning the paper proxy card.

You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Thomas J. Sullivan President & Chief Executive Officer

March 16, 2012

i

SYMMETRY MEDICAL INC.
3724 North State Road 15
Warsaw, IN 46582
Telephone: (574) 268-2252

2012 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on April 27, 2012

VOTING INFORMATION

Purpose.  We are providing proxy materials, in connection with the solicitation of proxies by our Board, to be voted at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment thereof. We will hold the meeting on April 27, 2012, beginning at 11:30 A.M. E.D.T. at the East Lansing Marriott at University Place 300 M.A.C. Avenue East Lansing, MI 48823. We are soliciting proxies from our shareholders to give all shareholders an opportunity to vote on matters to be presented at the meeting, even if they do not wish to attend the Annual Meeting in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the Annual Meeting, or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Shareholders and 2012 Proxy Statement, along with our 2011 Annual Report to Shareholders, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” Other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report.  We are making this proxy statement and the 2011 Annual Report to Shareholders available electronically via the Internet. Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet instead of mailing printed copies to each shareholder. On March 13, 2012, we mailed to our shareholders of record, as of the close of business on March 5, 2012, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2012 Proxy Statement and 2011 Annual Report to Shareholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This process is designed to expedite your receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you would prefer to receive printed proxy materials, however, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote.  You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder of record at the close of business on March 5, 2012. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the shareholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding.  On the record date, March 5, 2011, there were 36,579,759 shares of common stock outstanding. A list of shareholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.  We realize that most of our shareholders will not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. On the date this proxy statement was printed we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing at the Company’s Corporate Offices, 3724 N. St. Rd. 15 Warsaw, IN 46582 before the meeting that you wish to revoke your proxy;
•	Submit another proxy with a later date;
•	Vote in person at the meeting.

The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many shareholders. In this situation the “registered holder” on our stock register is the broker, bank or other nominee. When stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you — as the actual “beneficial owner” of the stock — do not appear anywhere in our shareholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the shareholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered “routine” under the rules of the New York Stock Exchange (“NYSE”). Your vote on any non-routine matters will therefore be considered a “broker non-vote.” The election of directors, the approval of the resolution regarding the Company’s compensation of our named executive officers and the vote regarding the second amendment to the Company’s 2004 Equity Incentive Plan are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you.

For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. Unlike in years prior to 2011, a broker, bank or nominee does not have discretion to vote for or against the election of directors. Accordingly, in order to avoid a broker non-vote of your shares on the election of directors, you must provide voting instructions to your bank, broker or nominee. Abstentions will have the effect of a vote against Items 2 (addressing say on pay) and Item 4 (Amendment No. 2 to the Company’s 2004 Amended and Restated Equity Incentive Plan).

If you properly submit your proxy card for shares held by your broker then the persons named in your proxy card will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 29, 2012.

Voting Shares Held in Your Name.  If you are the record owner, and if you submit your proxy instructions your proxy — the person named in your proxy — will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board.

Required Vote.  So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year 2012, the approval of the advisory resolution regarding the compensation of our named executive officers and the vote regarding Amendment No. 2 to the Company’s Amended and Restated 2004 Equity Incentive Plan, as well as any other matters that may properly come before the Annual Meeting. Directors are elected by a plurality of votes, so two nominees will be elected as directors if they receive any votes.

Cost of Preparing, Mailing and Soliciting Proxies.  We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our shareholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for their reasonable expenses incurred by them in forwarding notice and proxy materials to our beneficial owners. Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation. We have not retained a proxy solicitor in conjunction with the annual meeting.

Annual Report.  Our 2011 Annual Report to Shareholders, including our financial statements for the period ended December 31, 2012, is available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” The 2011 Annual Report to Shareholders includes audited financial statements for the fiscal years ended December 31, 2011, January 1, 2011 and January 2, 2010. The 2011 Annual Report to Shareholders is not a part of this proxy statement.

Voting Results.  We will publish the voting results on a Form 8K, which we will file with the Securities and Exchange Commission (“SEC”) within four days following the Annual Meeting.

Investor Relations Department.  You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Medical Inc., at:

3724 North State Road 15
Warsaw, IN 46582
Attention: Fred L. Hite

•	Fax to Fred L. Hite at (574) 267-4551
•	E-mail to fred.hite@symmetrymedical.com
•	Telephone Fred L. Hite at (574) 268-2252

Director Communications.  Shareholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to an individual director the communication will be forwarded, unopened, to that director for review and appropriate action.

Shareholder Proposals for 2013.  Any shareholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for our 2013 annual meeting of shareholders must submit the proposal in writing to our Corporate Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before January 1, 2013.

In addition, any shareholder who has not submitted a timely proposal for inclusion in next year’s proxy statement but still wishes to make a proposal at next year’s annual meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the shareholder in order to be timely must be received no later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was provided to shareholders or such public disclosure of the date of the annual meeting was made. Therefore, assuming that the 2013 annual meeting is neither advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2012 Annual Meeting, appropriate notice of nominations, or other matters that shareholders wish to present at an annual meeting of shareholders, would need to be provided to the Secretary at the address indicated above no later than January 29, 2013.

Our Bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Corporate Secretary for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our Bylaws is on file with the SEC and is available on our web site, www.symmetrymedical.com under the “Investor Relations” link and then the “Corporate Governance” tab.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of our Board, pursuant to Delaware’s Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer, other officers and employees, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each Annual Meeting of the Shareholders. Currently, there are three Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies in any positions on the Board.

The Company and Board members are members of the National Association of Corporate Directors (“NACD”). The Board authorized, recommends and encourages each Board member and the Company’s Executive Officers to attend an educational course offered by the NACD or similar accredited educational organization at least every two years. Each attendee may incur up to $10,000 per course for travel and fees, which are preapproved by the Chairman of the Board before attending. During 2011 James Burns was honored as a 2011 NACD Board Leadership Fellow and John Krelle attended a NACD Master Class during 2011. Tom Chorman has also earned his Certificate of Corporate Directorship. Robert Deuster has achieved an Advanced Professional Director certification.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. A copy of these Corporate Governance Guidelines is available on our Web site, at www.symmetrymedical.com under the tab “Corporate Governance”, or by writing to David C. Milne at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and/or the New York Stock Exchange (“NYSE”).

The Company’s Board and Leadership Structure.  The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Craig B. Reynolds was elected to serve as Chairman at the June 2009 meeting. Thomas J. Sullivan was appointed to the CEO position on January 17, 2011. The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board. Mr. Reynolds and Mr. Sullivan have a strong working relationship that has allowed each to focus on his respective responsibilities and compliment each other’s work.

The Board currently has six independent members, with Mr. Sullivan being the only non-independent member. Many of our independent Board members are currently serving or have served as members of senior management of other public companies and as directors of other public companies. We have four Board committees comprised solely of independent directors, each with a different independent director serving as its chair. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive chairman, benefits our Company and our shareholders and is an appropriate structure for the Company. We understand that different Board and Company leadership structures may be appropriate in different circumstances, although we believe that our current leadership structure, with Mr. Sullivan serving as CEO and Mr. Reynolds serving as Chairman of the Board, is the optimal structure for our company at this time.

Code of Business Conduct and Ethics.  Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrymedical.com under the heading “Investor Relations” and the tab “Corporate Governance” thereunder, or by writing to David C. Milne, Senior Vice President of HR, General Counsel and Corporate Secretary, at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the Code by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS

Committees, Director Independence and Meetings.  During 2011, our Board maintained four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria established by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee and Finance and Systems Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board, has reviewed the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirements of such rules and listing standards, we have also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other Executive Officers) and all other employees. The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee, and Finance and Systems Committee are available on our Web site at www.symmetrymedical.com under the “Investor Relations” tab. Shareholders may also request a copy of any of these documents by writing to David C. Milne at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on a Form 8-K and posted on our Web site under the “Investor Relations” tab and the “Corporate Governance” section thereunder, as required by the SEC and the NYSE.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC and NYSE, as well as other applicable laws and regulations. Our Board, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, shareholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes an affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company. In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires. Further, any new director nominees complete a similar questionnaire prior to being considered for nomination to the Board.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3). For fiscal 2011, all of the non-management directors met such independence criteria. These members include: James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel and Craig B. Reynolds.

For fiscal 2012, the Board has made an affirmative determination that all of the incumbent non-management directors (James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel, and Craig B. Reynolds) meet independence criteria. The management director, Thomas J. Sullivan, does not meet independence criteria due to his employment as President and Chief Executive Officer of the Company. Based on this determination, 86% of our Board was independent during fiscal 2011. All of our Committees consist solely of independent directors.

The Board maintains a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any related party transactions in excess of $60,000 in value, or material amendments thereto, by the Audit Committee. There were no transactions involving related parties in fiscal 2011.

The Board held seven (7) meetings in 2011, five in person and two telephonically. All of the directors attended (in person or telephonically) all of the Board meetings and of the various Committees on which they served during 2011, and we expect all Directors to attend all Board and Committee meetings unless there are extenuating circumstances preventing attendance. Each member of the Board who served as of April 29, 2011, the date of our last Annual Meeting, attended this meeting.

The Board has the authority, at its discretion, to appoint the chair and the members of each Committee. Typically such positions are appointed annually by the Board.

The Audit Committee.  The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control; (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) risks that may have a significant impact on the Company’s financial statements. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, James S. Burns and Thomas E. Chorman. Mr. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held nine (9) meetings in 2011, four in person and five telephonically.

Compensation and Organizational Committee.  The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board: (i) the design of our Director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and recommending to the Board the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans;

(4) reviewing NYSE, key institutional shareholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

The members of the Committee are John S. Krelle (Chairman), Robert G. Deuster, and Francis T. Nusspickel. Each of the current Compensation and Organizational Committee Members are independent as defined in Rule 303A of the NYSE listing standards. The Committee met in person four times during 2011.

Governance and Nominating Committee.  The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; (6) reviewing succession plans of our CEO and President; and (7) recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Shareholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our shareholders. The nominations put forth by shareholders will be given the same due consideration as nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the Board or whose skills and experience may provide additional expertise and resources relative to the industry in which the Company competes or any issues it is confronting.

The members of the Committee are James S. Burns (Chairman), Robert G. Deuster, and John S. Krelle. Each of the current Governance and Nominating Committee members are independent under NYSE listing standards. The Committee held four meetings in person during 2011.

Finance and Systems Committee.  The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are Thomas E. Chorman (Chairman), James S. Burns and Francis T. Nusspickel. The Committee met six times in 2011, with four meetings in person and two telephonic.

Executive Sessions.  In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the Board and he presides over all executive sessions of the Board. There is an executive session at every meeting of the Board of Directors. Mr. Reynolds can be contacted interested parties or shareholders by directing correspondence to him at 3724 North State Road 15 Warsaw, IN 46582.

MANAGEMENT OF RISK

Risk Management Functions.  As a part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When reviewing performance, granting authority to management, and reviewing and approving strategies, the Board considers, among other things, the risks facing the Company.

The Board has delegated specific responsibilities for risk assessment and management to two committees. The Audit Committee assists the Board in this function in its consideration and evaluation of risks related to our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on accounting risk exposure. In the performance of this function it meets with the CEO, CFO, and the independent auditing firm in executive sessions at least quarterly; the Internal Audit Director reports his findings to the Chairman of the Audit Committee each quarter. The Finance and Systems Committee oversees financial, capital and insurance risk and meets in executive session as necessary with the CEO, CFO and other members of management to evaluate and address risks related to these areas of oversight.

The Company also maintains whistleblower hotlines, a Code of Business Conduct and Ethics, a Harassment Hotline, an employee comment e-mail hotline and other vehicles designed to bring concerns about risk, compliance and other matters to the attention of the Board and/or the appropriate Committee or person.

Our Compensation Committee has reviewed the Company’s compensation practices for all employees, including, but not limited to, those for our Executive Officers, as well as the potential for such practices to create risks for the Company. The Committee has also reviewed the safeguards against risk related to the compensation structure in place, including compensation limits, vesting periods for equity grants and performance obligations and targets for cash and equity compensation. The Committee has also established certain requirements for compensation programs that do not typically provide for the following: guaranteed bonuses (1) lucrative severance packages, supplemental pensions, high pay relative to peers, significant equity awards with tremendous upside and no risk. Based on the absence of these and other higher-risk pay practices and the safeguards described above, the Committee does not believe that our compensation program encourages excessive or inappropriate risk taking.

(1)	In 2011 the Board of Directors did commit to paying Messrs. Sullivan, Hite and Milne 50% of their bonus targets associated only with the need to ensure a smooth transition of the CEO position. No future guaranteed bonuses are anticipated.

INFORMATION REGARDING OUR DIRECTORS

Set forth below are the name, age, position and a brief description of the business experience of each of our directors as of March 5, 2012.

Director	Age	Position
Craig B. Reynolds	63	Director, Chairman of the Board
James S. Burns	65	Director, Chairman of the Governance & Nominating Committee
Thomas E. Chorman	57	Director, Chairman of the Finance & Systems Committee
Robert G. Deuster	61	Director
John S. Krelle	60	Director, Chairman of the Compensation & Organizational Committee
Francis T. Nusspickel	71	Director, Chairman of the Audit Committee
Thomas J. Sullivan	48	Director, President and Chief Executive Officer

Information on our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire in 2012)

JOHN S. KRELLE has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as chairman of the Compensation and Organizational Committee and as a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as president, chief executive officer and a member of the board of directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of spine, trauma and business development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopedic company in the world. Prior to that, he spent five years managing businesses outside the U.S. including in Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopedics in the area. During this period, Mr. Krelle also served as a member of the board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the vice president of global knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr. Krelle has also served as a director for Biomimedica, a privately-held company, since 2009. Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

THOMAS E. CHORMAN has served as a director since June 22, 2009. Mr. Chorman is the current Chairman of the Finance and Systems Committee and member of the Audit Committee. He is also an independent director and member of the audit committee of Standex International Corp. (NYSE: SXI) since June 2004. In October 2008 he was also appointed to the governance and nominating committee of Standex. As an entrepreneur and private investor since June 2006, he has co-founded two companies; Foam Partners, LLC (polyurethane foam fabrication) and Boomer Capital (an authoritative “Baby Boomer” website and consulting firm). In December 2008, he purchased Discovery Manufacturing Inc. and established Solar LED Innovations, LLC, a designer, manufacturer and marketer of solar rechargeable lighting products. Prior thereto, Mr. Chorman served as president, chief executive officer and director of Foamex International (a manufacturer of comfort cushioning for the furniture and automotive markets) from September 2001 through June 2006. Previously, Mr. Chorman was chief financial officer at Ansell Healthcare (2000 – 2001), Armstrong Flooring Products Division CFO (1997 – 2000), and chief financial officer for corporate new ventures and other financial positions at Procter & Gamble (1984 – 1997). Mr. Chorman holds an M.B.A. from Rutgers University and a B.S. from the City University of New York.

ROBERT G. DEUSTER has served as a director and member of the Compensation and Organization Committee and the Governance and Nominating Committee since June 22, 2009. He also served as chairman and chief executive officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as president of Newport from May 1996 until July 2004, and in June 1997 became chairman of the board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as senior vice president of the Distributed Products Group from 1994 to 1996, president of the Barry Controls Division from 1989 to 1994, president of the APITECH Division from 1986 to 1989 and vice president of sales and marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of NEXX Systems, a privately held semiconductor capital equipment company, Ondax, Inc., a private optical components company, and PICO Holdings (NASDAQ: PICO). He is active in director education and corporate governance matters, having achieved his Advanced Professional Director certification. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

Class II Directors (Terms Expire in 2013)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Shareholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently president, chief executive officer and director of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as president and chief executive officer of EntreMed, Inc. from June 2004 to December 2008. From 2001 – 2003, Mr. Burns was a co-founder and served as president and as executive vice president of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000 – 2001, he served as a founder and managing director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, chairman, president and chief executive officer of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 – 1992, he was vice chairman of HealthCare Investment Corporation and a founding general partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981 – 1986, Mr. Burns served as group president and as vice president of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a vice president and partner at Booz & Company, Inc., an international consulting firm. Mr. Burns is a director of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. (NASDAQ: VRML). He has also earned a NACD Board Leadership Fellow certification. Mr. Burns earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

CRAIG B. REYNOLDS has served as a Director since January 4, 2008, and is currently Chairman of the Board. From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the chief operating officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide. The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems. Mr. Reynolds was with Respironics, Inc. since 1998. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ:HDTC), a medical device company, serving for five years as chief executive officer and director. From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ:HDYN) in the positions of Executive VP (1981 – 1983), president of Healthdyne Cardiovascular Division (1984 – 1985) and president of Healthdyne Homecare Division (1986 – 1992). Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2014)

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the

Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide industry head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former president of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

THOMAS J. SULLIVAN was appointed as our President and Chief Executive Officer on January 17, 2011. From June of 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”). In this role, he led the Commercial and Government Contracting processes in support of the J&J U. S. Medical Device & Diagnostics, Pharmaceutical, and Consumer health care customers. He also led the Logistics, e-Business, Channel Management, Program Management, and global Supply Chain/ERP Competency Centers for the J&J’s Medical Device & Diagnostics Group. From mid 2010 until year end, Mr. Sullivan held additional responsibility as the Global Vice President, Customer Experience for the J&J Supply Chain Customer & Logistics Services Team accountable for customer facing roles in Distribution, Customer Service, and Transportation supporting all J&J commercial companies throughout the world. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

Our Directors’ Qualifications.  In conjunction with its nomination of directors for election, the Board of Directors considered the skills, qualifications and attributes of all directors to determine their suitability for continued service on the Board. This year the Board considered information set forth below with regard to each of our directors and nominees and found that all possessed the skills, qualifications and attributes that warranted their continued service. Following is a summary of the skills, qualifications and attributes which, among others, led to the conclusion that each are qualified to stand for election or continue to serve.

Mr. Sullivan — Mr. Sullivan has substantial experience in executive management roles in the medical device industry gained during his service with the Company and prior thereto in senior roles at Johnson & Johnson, including several years as President of DePuy Orthopaedics, Inc., the Company’s largest customer. In that capacity and in his role leading Johnson & Johnson’s Canadian medical device company, Mr. Sullivan developed a strong knowledge of the industry, the legal and regulatory requirements under which it operates, and the needs of the Company’s customers. His present role as CEO and President of the Company, and prior roles in senior positions with J&J and its subsidiaries have provided him with a deep understanding of the industry, its financial and operational challenges, research and development, corporate transactions, mergers and acquisitions and other issues related to the industry, all of which we believe makes him ideally situated to lead our Company and serve on the Board.

Mr. Burns — Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics. He has held a broad range of positions in the industry, including those in operations, research and development, regulatory, strategic planning, technology management, product commercialization, general management and finance. Mr. Burns has also served on multiple private and public company boards and has extensive experience in venture financing and corporate transactions, including but not limited to mergers and acquisitions, leveraged buyouts and private equity financing.

Mr. Chorman — Mr. Chorman has extensive experience in senior executive positions with Procter & Gamble. He has also founded successful companies, served on public company boards and presently leads a technology start-up company. Through these experiences he has obtained extensive experience in general management, finance, marketing and research and development.

Mr. Nusspickel — Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an Audit partner for public company clients. In the course of this work he gained extensive audit, accounting, fraud investigation and mergers and acquisitions experience. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which was as its Chairman. Currently Mr. Nusspickel is a member of the AICPA Ethics Trial Board. He also serves as a member of the Board for another public company.

Mr. Deuster — Prior to joining our Board, Mr. Deuster served for eleven years as Chairman and CEO of Newport Corporation. In that capacity, Mr. Deuster obtained valuable experience in strategic and tactical initiatives. He also has a strong background in corporate governance, including a Professional Director Certification from the Corporate Directors Group, which he enhances through regular participation in continuing education programs.

Mr. Krelle — Mr. Krelle’s extensive experience in the medical industry enhances his service on the Board. In addition to service on another board and present employment in the medical industry, Mr. Krelle has almost 30 years of experience in the medical device and pharmaceutical industries. His primary experience was with Zimmer Holdings, Inc., one of our largest customers. His tenure at Zimmer included service in foreign and domestic general management, business development, sales and marketing. He also has extensive experience in corporate transactions and finance.

Mr. Reynolds — Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the Company. In addition to serving as the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips, that develops, manufactures and markets medical devices worldwide, he has experience in the CEO role at Healthdyne Inc., a medical device company.

Board Diversity.  The Governance and Nominating Committee reviews and recommends to the Board nominees for Director positions. Pursuant to the Company’s Corporate Governance Guidelines its assessment of new and incumbent candidates includes an element designed to encourage diversity on the Board. Specifically, its review includes a consideration of diversity, age, skills, expertise and experience.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers.  The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

	Beneficial Ownership as of March 5, 2012(1)		Total	Percent Owned
Name	Current Beneficial Holdings	Shares Subject to Options
Named Executive Officers
Thomas J. Sullivan	163,288	—	163,288	*
Brian S. Moore	147,249	178,481	325,730	*
Fred L. Hite	148,316	29,310	177,626	*
D. Darin Martin	67,075	—	67,075	*
Christopher Huntington	39,537	—	39,537	*
David C. Milne	36,918	—	36,918	*
Other Directors & Nominees
Craig B. Reynolds(2)	59,721	—	59,721	*
James S. Burns(3)	41,621	—	41,621	*
Thomas E. Chorman(4)	25,821	—	25,821	*
Robert G. Deuster(5)	30,821	—	30,821	*
John S. Krelle(6)	41,921	—	41,921	*
Francis T. Nusspickel(7)	46,288	—	46,288	*
Directors & Executive Officers as a Group	848,577	207,791	1,056,368	2.89%

*	Less than one percent; assumes the exercise of all vested options.
(1)	Unless otherwise indicated, and subject to community property laws where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 5, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively; and 14,721 shares issued in 2011. Also included are 20,000 and 2,800 common shares purchased in 2009 and 2010, respectively. All restricted share grants vest equally over three years.
(3)	Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007; 7,400 shares issued in 2008, 2009 and 2010, respectively, and 14,721 shares issued in 2011, as well as any shares purchased on the open market. All restricted stock grants vest equally over three years.
(4)	Consists of restricted shares: 3,700 issued in 2009, 7,400 issued in 2010, and 14,721 issued in 2011. All grants of restricted shares vest equally over three years.
(5)	Consists of restricted shares: 3,700 issued in 2009, 7,400 issued in 2010, and 14,721 issued in 2011, as well as 5,000 common shares purchased in 2009. All grants of restricted shares vest equally over three years.
(6)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively, and 14,721 issued in 2011, as well as 20,000 common shares purchased in 2009 and 15,000 common shares sold in 2010. All grants of restricted shares vest equally over three years.
(7)	Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007;

7,400 issued in 2008, 2009 and 2010, respectively, and 14,721 shares issued in 2011. Mr. Nusspickel also purchased 3,000 shares in 2011. All grants of restricted shares vest equally over three years.

Section 16(a) Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2011 were met.

Security Ownership of Certain Beneficial Owners.  The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of March 3, 2011.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601	6,084,665	16.8%
BlackRock, Inc 40 E. 52nd St. New York, NY 10022	3,154,475	8.69%
Tremblant Capital Group 767 Fifth Avenue New York, New York 10153	2,890,969	7.96%
Dimensional Fund Advisors, LP 6300 Bee Cave Rd. Building One Austin, TX 78746	1,876,963	5.17%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,872,464	5.15%
Robeco Investment Management, Inc. 909 Third Ave. New York, NY 10022	1,870,851	5.15%
Credit Suisse AG Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland	1,831,824	5.04%

EXECUTIVE COMPENSATION

Part 1 — Compensation Discussion and Analysis

Introduction and Objectives

The Compensation and Organizational Committee (“Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans.

The Committee met four times in 2011; each meeting included an executive session attended by only the non-management directors. The Committee also met on January 27, 2012 to review 2011 bonuses and restricted stock grants in light of the company’s performance against the criteria for the payment or grant of bonuses and restricted stock. The Committee also established recommendations for 2012 base salary levels for the executive officers on that date. It also determined that no raises would be implemented until all Committee members were present for the meeting. On February 2, 2012 the Committee recommended to the Board criteria and target amounts for 2012 cash bonuses and restricted stock grants.

During fiscal 2011 members of management, including President and Chief Executive Officer, Thomas J. Sullivan, Chief Financial Officer, Fred L. Hite, and SVP of HR, General Counsel and Corporate Secretary, David C. Milne, typically attended, although typically left the meeting during times when their compensation was considered. the non-executive portions of each Committee meeting. It is anticipated that Messrs. Sullivan, Hite and Milne will attend Committee meetings in fiscal 2012. The agenda for each meeting is determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting, including information provided by management that it believes will be helpful to the Committee and materials the Committee specifically requests. Depending on the agenda for the particular meeting, these materials may include, but not be limited to:

•	Financial reports;
•	Reports on levels of achievement of corporate performance objectives;
•	Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;
•	Wealth accumulation summaries which show the named executive officers’ total accumulated stock and option holdings;
•	Information regarding compensation of peer groups at companies identified by the Committee as appropriate for comparison;
•	Information regarding criteria proposed or considered by proxy evaluation firms;
•	Information regarding compensation levels and forms of compensation at companies of comparable size to the Company.

The Committee’s primary responsibilities consist of:

•	The review of corporate goals and objectives relevant to the compensation of named executive officers, evaluation of the performance of the named executive officers in light of these goals and objectives and determination and approval of the compensation level of named executive officers based on that evaluation;
•	The evaluation and recommendation to the Board of the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;
•	The review and recommendation to the Board of the design of the compensation and benefit plans which pertain to Directors, the CEO and other senior executive officers who report directly to the CEO, including oversight of Rule 162(m) plans;

•	The review and recommendation to the Board of all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including the 2004 Equity Incentive Plan;
•	The review and recommendation to the Board of the material terms of all employment, severance and change-of-control agreements for named executive officers;
•	The review and recommendation to the Board regarding compensation of Board members, such as retainer, Committee Chairman fees, restricted stock and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines;
•	Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis;
•	The review of compensation policies and guidelines issued by (i) the NYSE and other applicable authorities and (ii) key institutional shareholders and (iii) entities that offer proxy voting services or recommendations to shareholders;
•	The preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC;
•	The review and discussion with management regarding the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 401, and based on such review and discussion, recommending to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our proxy statement;

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically reviews and revises its Charter. The Charter was last reviewed in the fall of 2011 and it was determined at that time that no modifications were required. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com under the “Investor Relations” and “Corporate Governance” tabs. The Committee also considers the shareholders’ advisory vote on compensation to the extent it indicates a dissatisfaction with alignment between pay and performance. In 2011 the shareholders’ advisory vote indicated that 98.08% of shareholders approved of the Company’s compensation program so the Committee has not made significant changes to it.

Our executive management supports the Committee in its work by proposing compensation for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis. The Committee also has discretionary authority under its Charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee. The Committee exercised this discretion in fiscal 2011 by subscribing to Equilar, a provider of data regarding public company compensation data. The data provided by Equilar was utilized in the Committee’s review of the pay practices of those companies in our peer group relative to compensation for the CEO, CFO and other Named Executive Officers. Equilar does not provide consulting services and only compiles information that is already public into a searchable database.

Our Compensation Philosophy

The Compensation and Organizational Committee addresses matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee is composed entirely of independent directors and is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, we should pay salaries competitive with those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our results produced during the year; and (3) long term compensation in the form of restricted shares should be directly linked to Company performance and enhancement of shareholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our shareholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance-oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and to enhance shareholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Our Company is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

On an annual basis the CEO recommends to the Compensation Committee a compensation package for each executive (excluding himself). The proposed compensation package has typically consisted of base salary, cash incentive bonus target levels and criteria, and long-term equity incentive compensation target levels, value and criteria. The Committee reviews that proposal in light of information it obtains from Equilar Insight (a service that compiles information regarding compensation at public companies) and other sources regarding the Company’s peer group and their compensation philosophies. Any decision to materially modify compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual performance of his/her responsibilities and any tasks assigned by the Board. Consideration of the CEO’s compensation is undertaken by the Committee in executive session and reflects the same considerations as are used regarding the other executive officers. After fully reviewing and considering CEO and executive officer compensation the Committee thereafter submits its recommendations regarding each to the Board for consideration. Only Directors who are independent engage in this consideration and decision. If performance objectives are not attained, annual incentive bonuses will not typically be paid and restricted stock would not typically be granted (or would be forfeited if granted subject to performance criteria being achieved). Please refer to the table and associated text on page 21 for the specific performance criteria related to the payment of the incentive bonus in 2011 and the information on pages 21 and 22 for information related to the 2012 incentive bonus.

The Committee believes that the executive officers’ total compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified company, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk forms of compensation to align management’s interests with those of the shareholders. The total compensation package should also enhance our ability to attract, retain and develop the exceptionally knowledgeable, talented and experienced executives upon whom our success depends.

Components of Our Total Compensation Program.  The total compensation program for our executive officers consists of the following elements:

•	Annual salary;
•	Annual cash incentive bonuses;
•	Long-term incentive compensation in the form of restricted stock;
•	Benefits, including group health, life, disability, 401k;
•	Use of a company provided automobile;
•	Certain post-termination compensation pursuant to applicable employment agreements.

It is the Committee’s intent that salaries, annual incentive bonuses and long-term incentive award values be targeted at appropriate levels based on our peer group and other market factors. Salaries are generally targeted at the median for the market and other components of compensation are targeted at the 75th percentile for our long-term successful executives. It is anticipated that new employees in executive positions would receive a compensation package in the 50th percentile, although over years of successful performance of their duties their compensation would increase toward the 75th percentile. An individual’s receipt of compensation in line with those targets will occur as performance warrants, and there is no guarantee that any particular employee would achieve the highest levels of compensation. Similarly, newer employees who have significant expertise, experience or skills, and whose value in the market is increased as a result of those attributes, might be compensated above the 50th percentile, as market value and the Company’s needs dictate.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against peer group pay practices and history, as well as considering recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee and Board with historical and prospective breakdowns of the total compensation components for each executive officer to assist in its review and consideration.

During its meeting on January 26, 2012, the Committee finalized its review of performance under the fiscal year 2011 annual incentive bonus program and the criteria for restricted stock grants made during fiscal 2011. It also determined that there would be no increase in base salary compensation amounts for the named executive officers during 2012. At this meeting, the Committee reviewed wealth accumulation summaries, peer group data and tally sheets for each named executive officer in determining appropriate compensation levels.

To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group. Companies were selected based on their satisfaction of most or all of the following criteria:

•	Similar revenue levels;
•	Executive positions similar in breadth, complexity and scope of responsibility;
•	International operations;
•	In the medical field or competitors for similar executive talent.

The Committee selected a peer group consisting of the following companies: Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation. This peer group has evolved from a peer group proposed by ISS/RiskMetrics in 2009, to which the Board has added Greatbatch, Inc., which the Board and Committee consider to be a direct competitor in the industry and for talent. This Peer Group included American Medical Systems Holdings, Inc., through its acquisition by Endo Pharmaceuticals, Inc. in 2011 but otherwise remains unchanged from that considered for 2011. The Peer Group consists of companies that are engaged in the same or similar industries and would logically compete with the Company for the same talent and skill sets. For the foregoing reasons, the Committee concluded that this Peer Group is a logical source of comparison to utilize in establishing the Company’s compensation structure.

The Committee obtained and evaluated public data regarding the various forms and amounts of compensation provided by each member of the peer group to their executives from the Equilar Insights database. The Peer Group data was then evaluated in light of additional market-based data. Further, the Committee ensures that compensation is aligned with our values, objectives and financial performance, as described above.

Based upon our analysis of competitive pay practices, our total cash compensation for our named executive officers, in aggregate, for 2011 was approximately 66% of the median salary and bonus paid by our peers for similar executive officer positions. Our named executive officers’ aggregate long-term compensation is at approximately 67% of the 75th percentile of our peers. Our total direct compensation, in aggregate, is approximately 66% of the foregoing target values for our peers. Much of this gap is attributable to the failure to earn bonuses and full equity grants over the prior years. Our targeted 2012 compensation is 84% of median salary and bonus, 35% of the 75th percentile of equity and 55% in the aggregate of those two measures.

The Committee reviews its compensation programs annually in conjunction with its determination of the executive officers’ compensation for the coming year.

Summary.  It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our shareholders with competitive executive compensation in a balanced and reasonable manner.

Our Compensation Decisions

Annual Salary.  The 2011 base salaries for our named executive officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base salary is targeted at the approximate median of compensation paid to executives with similar levels of experience in our peer group to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target at the discretion of the Committee, and as their performance, experience or tenure with the Company may warrant. The base salaries of our executive officers were recommended by the Committee and approved by the Board after considering compensation salary trends and data, overall levels of responsibility, total performance and compensation levels for comparable positions in the market for executive talent.

Annual Incentive Cash Bonuses.  The objective of the annual incentive cash bonus program is to provide executives with a competitive total cash compensation opportunity relative to market standards for each respective position, while aligning their financial rewards with the Company’s and their own performance. The Committee believes the goals tied to the bonus will help us provide our shareholders with a competitive return on their investments over the long term.

A.	The 2011 Cash Bonus Program.

Our 2011 Cash Bonus Program was designed to provide a quarterly and annual focus on several areas of vital importance to the Company. It was also designed to encourage retention since payments under it are not earned until paid. Thus, regardless of their performance during the year, participants were required to be employed when the bonus was paid (in early 2012) to receive it.

The 2011 bonus calculation involved a two-step process each quarter, as well as at the end of the fiscal year (each of these time periods being a “Period”). The first step involved the determination of whether the bonus pool for a respective Period would be funded, and if so, to what degree relative to the target. If the bonus pool was funded for a Period, the second step determined whether the bonus is earned for that Period as a result of the Company achieving its targeted performance goals in three different criteria. There were five opportunities to earn 25% of the target bonus in 2011, with the top four of the five Periods aggregated at the end of the year to determine the extent to which the annual bonus is paid.

The first step in determining the extent to which a bonus was earned in any Period involved determining the extent to which we met our target for non-GAAP Earnings Per Share (“Earnings”) in that Period. Actual Earnings at 75% of a target in any Period resulted in 25% of the potential bonus pool being funded for that Period; no bonus was earned at Earnings below 75% of target. As Earnings moved from 75% of target to 100% of target, the pool increased by 3% for every 1% increase in Earnings (e.g. if Earnings were 90% of target, the bonus pool would be 70% of that Period’s target). If Earnings exceed the target then the pool would grow 4% for every 1% of Earnings by which actual performance exceeded target, up to 200% of the target pool size.

If Earnings performance funded a bonus in a particular Period then the extent to which it was earned was determined by performance in three areas (the ‘Performance Criteria”): Quality, On time delivery, and Gross Margin. All three of the Performance Criteria were required to be met during any Period to earn that Period’s bonus. For example, if on time delivery and quality goals were met in a Period, but gross margin was not, then 0% of the bonus would be accrued that Period.

Annual cash bonus awards are determined as a percentage of each executive officer’s base salary. The performance criteria for fiscal 2011 were satisfied in the first fiscal quarter, so participants earned 25% of their targeted bonus levels. Had the criteria been satisfied, each Named Executive Officer had the potential to earn up to the following percentages of base salary in the form of incentive compensation:

Name and Position(1)	Targeted payout	Actual Payout	Maximum Potential Payment
Thomas J. Sullivan, President and Chief Executive Officer(2)	70%	35%	140%
Fred L. Hite, Chief Financial Officer(2)	65%	32.50%	130%
D. Darin Martin, SVP of QA/Regulatory Affairs and Chief Compliance Officer	50%	12.50%	100%
Christopher Huntington, COO of Symmetry Surgical Inc.	50%	12.50%	100%
David C. Milne, SVP of HR, General Counsel and Corporate Secretary(2)	35%	17.50%	70%

(1)	Mr. Moore, our former CEO and current President of Business Development, did not participate in this program in 2011 so is not included in this chart.
(2)	Messrs. Sullivan, Hite and Milne had a guaranteed 50% bonus in 2011 which is not replicated in 2012.

The Committee establishes and recommends to the Board the performance measures and other terms and conditions of awards for executive officers. The independent members of the Board also retain the authority to cancel or award an additional bonus amount on a discretionary basis.

Our 2012 Cash Bonus Program.  As with the 2011 Cash Bonus Program, the 2012 Cash Bonus Program requires a participant to be employed when the bonus is paid in early 2013 to earn it. Any bonus payout is subject to final approval by the Company’s Board of Directors, who will consider all aspects of the Company’s performance in determining if a bonus payout is appropriate in light of performance or then-applicable circumstances.

Earning 66.67% of the 2012 bonus is calculated similarly to the 2011 Cash Bonus Program. Our 2012 Cash Bonus Program provides five opportunities to earn 25% of 66.67% of a participant’s bonus (each quarter plus the full year (each a “Period”)), with the best four Periods aggregated to reach the full-year figure. Funding the bonus pool will be determined based on the Company’s achievement of its quarterly and annual targets for Non-GAAP EPS (“Earnings”). To fund the bonus in any Period the Company must achieve at least 75% of its goal for Earnings, which would carry a 25% payout. The pool increases by 3% for every 1% increase in Earnings above 75% (e.g. if Earnings are 90% of target, the bonus pool will be 70% of that Period’s target). If Earnings exceed the target then the pool will grow 4% for every 1% of Earnings by which actual performance exceeds target, up to 200%.

If the Company meets its Earnings goal then the ability to accrue a bonus in a particular Period will be determined by performance in three areas (the ‘Performance Criteria”): Quality, On-Time Delivery (“OTD”), and Free Cash Flow (“FCF”).(1) All three of the Performance Criteria must be met during any Period to earn that Period’s bonus. For example, if OTD and quality goals are met in a Period, but FCF is not, then 0% of the bonus would be accrued that Period.

The remaining 33.3% of the bonus is based on achievement of Personal Goals & Objectives which are vital to the Company’s success in 2012 and approved by the Board of Directors. The amount earned by performance against Personal Goals & Objectives is limited to the 33.3% of the target, although if Earnings performance is greater than 100% of target, then the amount earned for this performance may increase to two times its relative target comparably with the calculation described above.

(1)	Free Cash Flow consists of: Operating Cash - Cash paid for Fixed Asset Additions +/- Cash from a Fixed Asset transfers between units + Cash from a Fixed Asset sale.

Long-Term Incentive Compensation.  The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our Company’s long-term success and that their interests are aligned with those of our shareholders. As such, the Committee has implemented, with Board and shareholder approval, two equity-based plans: the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”), and the Symmetry Medical Inc. UK Share Incentive Plan 2006 (the “UK Plan”). The Company never used the UK Plan, and it was terminated in early 2012 because all grants of equity for UK employees had been more easily achieved pursuant to the 2004 Equity Incentive Plan. Accordingly, none of the 300,000 authorized shares were issued under the UK Plan, and there will be no grants in the future under the UK Plan, which has been terminated.

Our 2004 Equity Incentive Plan provides for the opportunity to grant restricted stock and other cash and equity-based incentive awards to key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain talented directors and executive personnel. Since 2005, we have awarded performance based restricted stock (as opposed to stock options) to minimize the financial impact of these awards under U.S. GAAP reporting (formerly FAS123R). Any performance based restricted stock awarded is treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting.

(a) 2011 Performance Based Restricted Stock Program

During 2011, the Board of Directors, pursuant to our 2004 Equity Incentive Plan, implemented the 2011 Restricted Stock Grant Program (the “Restricted Stock Program”), to provide opportunities to earn certain amounts of restricted stock to the executive officers and other senior members of management. The Named Executive Officers were provided with the following opportunities to earn shares of restricted stock: Mr. Sullivan (60,606), Mr. Hite (42,000), Mr. Martin (12,075), Mr. Huntington (21,000) and Mr. Milne (12,075). These amounts were based on the executive’s performance in light of the criteria and targets the Committee established for this form of compensation.

Under the Restricted Stock Program the shares of restricted stock targeted to each individual would be awarded in 2012 if performance criteria for 2011 are met (with the exception of Mr. Sullivan, whose shares were granted and then subject to forfeiture in the event that criteria were not achieved in their entirety). The actual number of shares awarded was subject to the Company’s performance against three financial and one strategic criterion: 1) stock price growth (January 2011 average vs. December 2011 average) vs. peer group median; 2) EPS growth (percentage) vs. peer group median; 3) return on assets vs. annual target; and 4) achievement of Board selected critical strategic objectives. For the purposes of calculating the first and second criteria above the Company’s peer group consists of the following companies: American Medical Systems Holdings, Inc., Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation. Half of Mr. Sullivan’s shares were subject to the foregoing and the other half were subject to his performance of specific personal goals and objectives established by the Board of Directors, consisting of:

Culture & Communication

•	Implement Symmetry-wide change management plan;
•	Create Symmetry culture and champion its values;
•	Refine Management Team and select “go forward” leaders;
•	Advance SMA Talent Processes.

Process & Performance

•	Reverse recent record of poor performance;
•	Engage commercial and operations customers to establish connections, strengthen relations, and to drive growth;
•	Establish Symmetry Medical Business Processes.

Strategy & Growth

•	Formalize strategic landscape and advance acquisition strategy;
•	Develop Manufacturing Strategy Phase I (open/close decisions);
•	Engage Analyst / Investor and refine Symmetry Medical message.

The targeted number of shares for each participant was subject to increase or decrease based on the degree to which the goals and criteria were met, with a sliding scale downward or upward to the extent actual performance exceeded or fell short of targets. If performance was acceptable and targets achieved (in whole or in part) based on the foregoing criteria, then individual awards were based on individual performance against annual objectives. All stock awards granted hereunder vest December 21, 2013 if the recipient is still employed at that time.

During 2011 the Company achieved 36% of its goals under the foregoing financial criteria and Mr. Sullivan achieved his personal goals and objectives. Specific grants are set forth in the “Grants of Plan Based Awards” table below.

(b) Stock Options

Stock options were last granted in 2004, and there are no plans to issue further options. In and prior to 2004 two of the named executive officers, Messrs. Moore and Hite, have received options in the amounts set forth in the Outstanding Equity Awards at Plan Year End Table in this proxy statement.

(c) 2012 Performance Based Restricted Stock Grant Program.

The Board of Directors has established the 2012 Restricted Stock Program, with a structure and goals similar to the 2011 Restricted Stock Program. As with the 2011 Restricted Stock Program, each eligible participant (including but not limited to the Named Executive Officers) received a targeted number of shares of restricted stock they could earn and have awarded in 2013, subject to performance in 2012. The targeted shares for the named executive officers include: Mr. Sullivan — 77,220 shares; Mr. Hite — 53,411 shares; Mr. Huntington — 26,641 shares; Mr. Martin — 15,315 shares; Mr. Milne — 21,622 shares. Mr. Moore is not participating in the 2012 Restricted Stock Grant Program. All awards granted will vest December 21, 2014, if the participant is still employed at that time.

The actual number of shares awarded will be based on the Company’s performance against two financial and one strategic criterion, each of which constitute 1/3 of the calculation:

1)	EPS growth (percentage) vs. peer group(1) median (75% floor to 125% ceiling) in both the one and two year timeframes;
2)	return on assets vs. annual target (75% floor to 125% ceiling); and
3)	achievement of the following equally-weighted, Board-approved strategic objectives:
•	Implementation of WinSPC;
•	Termination of the Codman & Shurtleff, Inc. U.S. Transition Services Agreement;
•	Launch budgeted new products in 2012;
•	Full deployment of a succession planning program.

The targeted number of shares will be increased to 200% of target or decreased to 0% of target based on the degree to which the targets are met, with a sliding scale downward or upward (4% for every 1% above or below target). If the pool is funded based on the foregoing criteria, then individual awards will be made based on individual performance against the participant’s annual objectives.

(1)	The Company’s peer group consists of the following companies: Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation.

During 2012 Mr. Sullivan will receive an additional opportunity to earn 19,090 shares of Company stock upon the achievement of the following goals and objectives during 2012:

•	Deployment of Symmetry Business System;
•	Creation of Symmetry Surgical and drive growth;
•	Improve value of R&D pipeline.

Should less than 100% of the foregoing be achieved, then the grant shall be reduced by an amount below which achievement fell; should the foregoing be achieved on an outstanding basis, in whole or in part, the grant shall be increased, up to 200% of the target.

Perquisites and Other Personal Benefits.  We provide named executive officers with minimal perquisites and other benefits that the Committee and Board believe are reasonable and consistent with the goal of enabling us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers. Named executive officers are provided with the use of an automobile, maintenance and fuel, and a matching contribution under the Company’s 401k Plan (on the same terms as such matching contribution is provided to all participants). Pursuant to the Third Amendment to his Employment Agreement, Mr. Moore is/was entitled to: reimbursement for the cost of an executive physical at Mayo Clinic in January 2012; use of an automobile through December 2011; membership in the National Association of Corporate Directors and payment for attendance at one course in 2012, not to exceed $3,000; eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost; reimbursement for up to $5,000 in legal fees and costs incurred for legal services incurred related to efforts to obtain a visa or green card; and reimbursement for up to $5,000 for tax preparation services. Mr. Moore’s employment with the Company is scheduled to end on June 30, 2012, and we do not anticipate further perquisites such as the foregoing in the future. All perquisites are described in more detail in the Summary Compensation Table.

2011 Transition Program.  As a part of its goal of retaining certain vital individuals during the transition to a new Management Team, the Company entered into Transition Retention Bonus Agreements with some of its named executive officers. Those agreements provided the recipients with the amounts set forth below, subject to full repayment if the recipient terminated his employment with the company in 2011; 50% of the amount is required to be repaid in the event the individual resigns during 2012.

Fred L. Hite, Senior Vice President, CFO and Investor Relations Officer — $175,000(1)

Brian S. Moore, President, Business Development — $87,000

Darin Martin, Senior Vice President, Chief Regulatory Officer — $50,000

Christopher Huntington, COO of Symmetry Surgical — $100,000

David C. Milne, SVP of HR, General Counsel & Corporate Secretary — $24,000

The Board also provided the named executive officers with grants of restricted stock tied to their retention during the transition of leadership. Those shares will be forfeited if the recipient leaves the Company for any reason prior to their vesting on January 29, 2013. The specific grants for the named executive officers were:

Fred Hite, Senior Vice President, CFO and Investor Relations Officer — 20,000 shares

Darin Martin, Senior Vice President, Chief Regulatory Officer — 5,750 shares;

Christopher Huntington, COO of Symmetry Surgical — 10,000 shares;

David C. Milne, SVP of HR, General Counsel & Corporate Secretary — 5,750 shares

(1)	$100,000 of Mr. Hite’s award was required to be refunded if he departed the Company prior to January 17, 2012 as a result of a termination for “cause” or decision to leave without “good reason” as those terms are defined in his Severance Agreement. The remainder of his transition bonus was to have been repaid if he terminated his employment in 2011; 50% of the amount must be repaid in the event he resigns during 2012.

Compensation Deductibility.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers (excluding the Chief Financial Officer). This provision excludes certain forms of “performance-based compensation,” including restricted stock, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that the 2004 Equity Incentive Plan, as amended, is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the judgment of the Board that would be inconsistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on the Company’s compensation practices and will determine what further action, if any, may be appropriate in the future.

2011 Codman Acquisition Equity Bonus.  The acquisition of the Codman Instrument Business from Johnson & Johnson (the “Acquisition”) during 2011 required a tremendous amount of work, dedication and focus on the part of the Company’s Management Team. The Board of Directors was pleased that the Team was able to negotiate a deal that was considered to be on favorable terms and to make the dedication of time and effort necessary to ensure the Acquisition closed on time and on budget. To reward certain members of the management team, including some Named Executive Officers, the Board of Directors awarded the following shares of restricted stock to the noted recipients.

Name	Title	Number of Shares
Tom Sullivan	President and Chief Executive Officer	30,864
Fred Hite	SVP, Chief Financial Officer and Investor Relations Officer	18,519
Darin Martin	SVP Quality & Regulatory and Chief Compliance Officer	1,235
Chris Huntington	Chief Operating Officer — Symmetry Surgical, Inc.	12,346
David Milne	SVP of Human Resources, General Counsel and Secretary	12,346

The shares granted in conjunction with the Acquisition vested upon the Acquisition’s closing, although the recipients may not sell or otherwise transfer them for a period of six (6) months after vesting. The Board believes that this holding period will encourage the recipients to focus on a successful transition of the Acquisition into the Company’s business.

Part 2 — Employment Agreements.

We currently have employment agreements with our Named Executive Officers. Details regarding each are set forth below.

a. Thomas J. Sullivan

On January 17, 2011 the Company entered into an Employment Agreement with Mr. Sullivan, a copy of which was filed on Form 8-K on January 19, 2011. The Agreement provides for Mr. Sullivan to receive a salary of $500,000 per annum and participation in the Company’s Incentive Bonus Plan, with a target award at 70% of his salary and opportunities to adjust the target award percentage from 0 – 2 times the target, depending on performance against the criteria established by the Board of Directors. He was guaranteed a bonus during 2011 of 50% of his target bonus level, but future bonuses are subject to calculation based on the criteria set forth above in the section entitled “2012 Cash Bonus Program.” Mr. Sullivan also received a cash sign-on bonus of $100,000, less applicable tax and other deductions. All or a portion of the sign-on bonus must be repaid to the Company if Mr. Sullivan’s employment is terminated by the Company for “cause” or by Mr. Sullivan without “good reason”, as those terms are defined in the Agreement, within the first 24 months of his employment. Mr. Sullivan also received shares of Company common stock valued at $1,500,000. Of that grant, $900,000 in value vests on three dates: the first 1/3 vested immediately, another 1/3 vested on the first anniversary of his employment, January 17, 2012, and the last 1/3 vests on the second anniversary of his employment, January 17, 2013, subject to acceleration in whole or in part upon the occurrence of certain events. The other $600,000 of the grant (60,606 shares) was subject to modification in number of shares based on performance against performance criteria for 2011 established by the Board (see, “2011 Performance Based Equity Program” above). Performance thereunder resulted in the actual grant to him of 41,515 shares, all of which will vest on December 21, 2013. Mr. Sullivan also receives employee benefits identical to those offered to our other employees, retirement medical benefits for himself and his family under certain circumstances, reimbursement for legal fees and expenses in connection with the negotiation of the terms of his employment, reasonable travel and housing expenses related to visits to Warsaw, Indiana from his home, and relocation assistance (including reimbursement for certain expenses) should he relocate to Warsaw, Indiana. The Employment Agreement also required Mr. Sullivan to provide the Company with certain confidentiality, non-competition, non-raiding, waivers of claims and other commitments that are applicable both during his employment and thereafter.

In conjunction with his employment agreement, we also entered into an Executive Benefit Agreement with Mr. Sullivan, a copy of which was filed with the SEC on Form 8-K on January 19, 2011. Under this Agreement Mr. Sullivan would be entitled to certain benefits following a termination of employment under certain circumstances. Following such a termination, Mr. Sullivan would receive his earned but unpaid salary through the date of termination and any earned but unpaid incentive bonus for any previous completed year. In the event Mr. Sullivan’s employment is terminated by the Company for any reason except for Cause (as defined in the agreement) or Mr. Sullivan’s Disability (as defined in the agreement) or is terminated by Mr. Sullivan for Good Reason (as defined in the agreement), Mr. Sullivan is entitled to receive severance benefits, consisting of: (a) continued salary payments for twelve (12) months following the termination date, (b) a prorated incentive bonus (assuming that all individual performance objectives had been achieved) for the year or other performance period during which the termination date occurs, and (c) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 12 months following the termination date. If a Qualifying Termination occurs within six months prior to or 24 months following a Change in Control, Mr. Sullivan’s severance benefits would consist of: (x) a lump sum payment equal to twice the sum of his then-current annual base salary plus his target annual bonus, and (y) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 24 months following the termination date. The acceptance of any of the severance benefits would constitute a full settlement and discharge of all of the Company’s obligations to Mr. Sullivan. As a condition to his receipt of any severance benefits, Mr. Sullivan would also execute a release agreement releasing and waiving any and all claims he may have against the Company. In this Agreement Mr. Sullivan covenants not to: a) compete with the Company and not to raid employees or solicit customers or employees of the Company during his employment and for a period of twelve (12) months thereafter; b) maintain the confidentiality of the Company’s proprietary information; and c) provides for the ownership by the Company of any developments made or conceived by Mr. Sullivan during his employment.

b. Brian S. Moore

In June 2003, we entered into an employment agreement with Brian S. Moore to serve as our President and Chief Executive Officer and a member of the Board. This Agreement was amended twice in 2010, and again January 17, 2011, with the most recent amendment reassigning Mr. Moore to the position of President of Business Development, setting a specific separation date of June 30, 2012, and removing any severance benefits (the most recent amendment referred to herein as the “Amendment”). The Amendment provides Mr. Moore with payments of salary totaling $500,000, paid in equal amounts on normal pay days, through the term. Mr. Moore is also entitled to receive a transition payment, a performance bonus equal to 90% of any fees or compensation the Company receives from third parties for any work or services he performs for such third parties, net of any costs of travel, taxes and expenses incurred by the Company in his performance of such duties, and continued benefits on the same terms as our other employees. No such work occurred in 2011, nor is it expected to occur in 2012. In addition to the foregoing, Mr. Moore will receive or has received: reimbursement for the cost of an executive physical at Mayo Clinic in January 2011 and January 2012; use of an automobile through December 2011; membership in the National Association of Corporate Directors and payment for attendance at one course per calendar year, at his discretion, not to exceed $3,000 in cost; eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost; reimbursement for up to $5,000 in legal fees and costs incurred by him for legal services related to any efforts required by him to obtain or retain a visa or green card; and reimbursement for up to $5,000 for tax preparation services and/or advice. If Mr. Moore’s employment is terminated for any reason prior to the end of the term, Mr. Moore will be entitled to (a) receive his base salary through the termination date and any earned by unpaid bonus and other benefits as of that date, (b) if he has not breached his obligations under the amended employment agreement, continuation of his base salary through the end of the term as severance pay (subject to Mr. Moore providing the Company with a general release of claims), and (d) vesting of his unvested shares of restricted stock.

c. Fred L. Hite

The Company entered into an employment agreement Hite on May 4, 2010, a complete copy of which was filed as an exhibit to the Company’s Form 10-Q on May 11, 2010 and entitled a Severance Agreement. The terms of the Agreement provide that the Company will provide him with certain severance benefits in the event of his separation from the Company if his separation results from his decision to terminate his employment with “Good Reason” or the Company’s decision to terminate his employment without “Cause” as those terms are defined in the Agreement. The benefits are conditioned upon Mr. Hite’s execution of a Release Agreement, and if the separation occurs within twelve months following a Change in Control (as that term is defined in the Agreement) then the number of months in the severance period and the amounts payable is multiplied by 150%. The payments to which he would be entitled under a qualifying termination include:

—	An amount equal to his annual base salary, payable over the severance period (normally 12 months, but 18 months if separation follows a Change in Control).
—	A lump sum payment equal to (i) any bonus to which he would have been entitled if he had remained employed through the payment date and had achieved all individual performance objectives, multiplied by a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Mr. Hite was employed by the Company.
—	Reimbursement for any amounts paid by Mr. Hite for COBRA continuation coverage, reduced by an amount equal to the payments he made for group medical coverage immediately prior to the separation. If his right to COBRA continuation coverage ends because he has enrolled in a group medical plan offered by a subsequent employer, his reimbursement ends at the same time.

d. Christopher Huntington, D. Darin Martin and David C. Milne

On May 4, 2010, we entered into Employment Agreements with Messrs. Huntington, Martin and Milne. The terms of their agreements are identical to Mr. Hite’s, although do not call for the recipient to receive a premium if their separation occurred in conjunction with a Change in Control.

Part 3 — Named Executive Officer Summary Compensation Table, Equity, Bonus and Share Holdings

Summary Compensation Table.  The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2011, 2010 and 2009 for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and Mr. Moore, who served as Chief Executive Officer for a period in 2011. The amounts shown include compensation for services rendered in all capacities.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas J. Sullivan, President & CEO	2011	$500,000	$100,000	$1,749,996	(5)	$175,000	$22,320	$2,547,316
Brian S. Moore, Former President & CEO; Current President, Business Development	2011	$364,308	$87,000	$158,336		$—	$18,852	$628,496
	2010	$500,000	$—	$213,600		$—	$26,070	$739,670
	2009	$500,000	$—	$—		$—	$20,710	$520,710
Fred L. Hite, SVP and Chief Financial Officer	2011	$350,000	$206,500	$680,209	(6)	$113,750	$16,900	$1,367,359
	2010	$300,000	$—	$160,800		$—	$13,747	$474,547
	2009	$300,000	$40,000	$—		$60,000	$15,559	$415,559
D. Darin Martin, SVP, Quality Assurance & Regulatory Compliance	2011	$220,000	$32,672	$119,311		$27,500	$13,680	$413,163
	2010	$200,000	$—	$55,200		$—	$16,664	$271,864
	2009	$200,000	$—	$—		$—	$16,893	$216,893
Christopher Huntington, COO, Symmetry Surgical, Inc.	2011	$250,000	$100,000	$290,103		$31,250	$10,354	$681,707
David C. Milne, SVP of Human Resources, General Counsel & Corporate Secretary	2011	$214,500	$25,433	$71,659		$37,538	$13,050	$362,180
	2010	$226,400	$—	$48,000		$—	$12,409	$286,809

(1)	The salary amounts relate to cash only wages received on a regular basis.
(2)	The bonus amounts relate to a one-time discretionary cash payment received in addition to salary.
(3)	Non-equity incentive plan thresholds were partially met in 2009, not met in 2010 and partially met in 2011.
(4)	The other compensation amounts include the following items and amounts:
—	Company Car — For total compensation purposes, for the following named executive officers, the cost of personal use of a Company car has been valued at the cost of the annual lease, maintenance, insurance and fuel, estimated for 2011 at $12,621 for Thomas J. Sullivan; $10,021 for Brian S. Moore, $12,299 for Fred L. Hite, $9,680 for D. Darin Martin, $8,450 for David C. Milne and $6,354 for Christopher Huntington.
—	401k Match — In the U.S., we provide a discretionary match of the each employee’s contribution to their respective 401k retirement account up to a maximum of $4,000. We contributed $4,000 for each of Thomas J. Sullivan, Brian S. Moore, Fred L. Hite, D. Darin Martin, Christopher Huntington and David C. Milne in 2011.
—	Tax preparation and immigration services — $4,830 for Brian S. Moore for the preparation of his 2011 tax return and consultancy related to other tax and immigration matters.
—	Legal fees in 2011 of $5,966 for legal work related to Mr. Sullivan joining the company pursuant to an employment agreement.

(5)	Mr. Sullivan received $1.5 million in stock awards at the inception of his employment that was designed to make him whole for the equity in his prior employer he forfeited when he left to join Symmetry. In 2012 his equity target is $600,000.
(6)	Mr. Hite received one-time time-based grants of equity designed to ensure his retention ($340,200) and the Codman acquisition ($150,000). These grants are not anticipated to be replicated in future years, and his 2012 equity target is $415,000.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and former Chief Executive Officer in 2011.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards	Possible All Other Stock Awards; Number of Shares of Stock or Units(3)	Possible All Other Stock Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards
Name(1)		Target	Maximum		Target
Thomas J. Sullivan	1/17/2011	$350,000	$700,000	—	—	—	—
	1/17/2011			—	—	—	—
Fred L. Hite	1/1/2011	$227,500	$455,000	—	—	—	—
	2/1/2011			—	42,000	—	—
D. Darin Martin	1/1/2011	$110,000	$220,000	—	—	—	—
	2/1/2011			—	12,075	—	—
Christopher Huntington	1/1/2011	$125,000	$250,000	—	—	—	—
	2/1/2011			—	20,000	—	—
David C. Milne	1/1/2011	$74,900	$149,800	—	—	—	—
	2/1/2011			—	12,075	—	—

(1)	Mr. Moore was not eligible to participate in these programs so is not listed in this chart.
(2)	Amounts reflect the threshold and maximum cash incentive compensation that could be earned relative to performance in 2011.
(3)	These amounts represent the total shares achievable if performance targets were met in 2011. As explained above in the Compensation Discussion & Analysis, Mr. Sullivan had 60,606 shares granted at the beginning of the year subject to meeting performance targets; the remaining officers did not have the shares granted in 2011, but had the opportunity to earn the shares in 2011 if targets were met. The targets were only partially met, and, accordingly, the shares actually granted under this program were made at the following levels: Mr. Sullivan — forfeited 19,090 of 60,606 shares granted for a net receipt of shares from the 2011 stock program of 41,516, Mr. Hite — received 15,120, Mr. Martin — received 4,347, Mr. Huntington — received 7,560, Mr. Milne — received 4,347.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and Mr. Moore, former Chief Executive Officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Thomas J. Sullivan	—	—	—	—	—	121,212	$1,199,999	—	—
Brian S. Moore	178,481	—	—	$3.04	7/29/2013	106,667	$1,456,836	—	—
Fred L. Hite	29,310	—	—	$4.83	3/1/2014	115,152	$1,384,004	—	—
D. Darin Martin	—	—	—	—	—	21,500	$251,607	—	—
Christopher Huntington	—	—	—	—	—	25,000	$261,250	—	—
David C. Milne	—	—	—	—	—	21,601	$209,307	—	—

(1)	Shares represent the remaining, unexercised options that were granted in 2003 and 2004.
(2)	Amount represents the option price of the given grant.
(3)	This date represents the expiration date of the grant, which is 10 years from the initial grant date.
(4)	Shares represent the unvested restricted stock granted in 2008, 2010 and 2011 (shares granted in 2008 were extended to a seven-year cliff vest).
(5)	Amount represents the restricted stock shares valued at the grant price.

Option Exercises and Stock Vested.  During 2011 none of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and former Chief Executive Officer exercised any stock options, SARs and similar instruments, although did have the following amounts of shares vest:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Sullivan, President and Chief Executive Officer	0	$0	61,167	$546,603
Fred L. Hite, Chief Financial Officer	0	$0	35,269	$283,641
Briand S. Moore, Former CEO and current President of Business Development	0	$0	22,250	$180,225
D. Darin Martin, SVP of QA/Regulatory Affairs and Chief Compliance Officer	0	$0	6,985	$56,443
Christopher Huntington, COO of Symmetry Surgical Inc.	0	$0	16,346	$131,045
David C. Milne, SVP of HR, General Counsel and Corporate Secretary	0	$0	22,346	$184,595

(1)	Amounts shown in these columns reflect Restricted Stock that vested during 2011 at the price on the date(s) of vesting. Please see the 2011 Summary Compensation Table Narrative for details on these types of awards.

Share Ownership Requirements.  We believe that the interests of the Directors and Executive Officers should be aligned with those of our shareholders. In furtherance of this goal, the Board has established share ownership guidelines in the Corporate Governance Guidelines under which each current or future Director and Executive Officer shall own an appropriate amount of shares in the Company.

Pursuant to this policy, each current Director must, within four years of September 1, 2009 hold personally or jointly with his/her spouse a minimum of either 30,000 fully vested shares or three times their annual base cash retainer in value of Company stock. Directors appointed or elected after September 1, 2009 must satisfy this criteria within four years of their appointment or election.

Each current Executive Officer must, within four years of September 1, 2009, hold personally or jointly with his/her spouse either 20,000 fully vested shares or the following multiple of his/her salary in value of Company stock: CEO and CFO — 3 times, SVP — 2 times. Executive Officers appointed after September 1, 2009 must satisfy this criteria within four years of their appointment.

For the purposes of determining compliance with this policy, the Company’s stock is valued based on a rolling average of its closing price over the six months preceding any review. Should a fluctuation in share price result in ownership falling below the required level, the individual must take actions to comply with the policy.

Part 4 — Payments Following Termination of Employment

Pension Benefits.  Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation.  We do not provide our Named Executive Officers with any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Accordingly, we have omitted the chart showing such contributions and earnings.

Potential Payments upon Termination or Change of Control.  As discussed in detail above, we have existing employment agreements with Thomas J. Sullivan, Brian S. Moore, Fred L. Hite, D. Darin Martin, Christopher Huntington, and David C. Milne. These agreements include termination provisions that provide for potential future compensation depending on the circumstances of their departure from the Company. According to the terms of the employment agreements, we are required to compensate them for a certain period following their termination if specific criteria are met, as noted below:

•	Brian S. Moore — If Mr. Moore’s employment is terminated for any reason prior to June 30, 2012 and if he has not breached his obligations under his Third Amendment to his employment agreement, he will receive continuation of his base salary ($500,000 less any amounts paid since January 17, 2011) through the end of the term (subject to him providing the Company with a general release of claims) and vesting of his unvested shares of restricted stock on his termination date.
•	Fred L. Hite — If Mr. Hite’s employment is terminated except for “cause” or if he terminates his employment for “good reason” as those terms are defined in his Severance Agreement, he will be entitled to the payment of one year of his base salary (currently $350,000), a pro-rata amount of his annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until he obtains group health coverage from another employer). Should his termination occur within twelve (12) months following a change in control of the company his payments and the time during which COBRA would be reimbursed would equal 150% of the foregoing.
•	Christopher W. Huntington, D. Darin Martin and David C. Milne — If Mr. Huntington, Mr. Martin or Mr. Milne’s employment is terminated except for “cause” or if any of them terminates his employment for “good reason” as those terms are defined in their Severance Agreements, they will be entitled to the payment of one year of base salary (currently $250,000 for Mr. Huntington, $220,000 for Mr. Martin and $214,000 for Mr. Milne), a pro-rata amount of their respective annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until group health coverage from another employer is obtained).

We also include a change of control provision within our restricted stock agreements. It provides that all restricted stock will vest upon a change of control. Under the Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company’s outstanding shares; (2) replacing a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a subsidiary is terminated (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

The following table sets forth payments that would occur upon the event of termination prior to or following a change in control and under certain other circumstances.

	Termination without “cause” or Resignation for “good reason”		Change in Control (3)		Death or Disability
Thomas J. Sullivan
Restricted Stock(1)	—		$807,272		$807,272
Stock Options(2)	—		—		—
Severance Payment(5)	$500,000		$1,000,000		—
Life Insurance	—		—		$500,000
Brian S. Moore
Restricted Stock(1)	$710,402		$710,402		$710,402
Stock Options(2)	—		—		—
Severance Payment(5)		(4)		(4)		(4)
Life Insurance	—		—		$500,000	(6)
Fred L. Hite
Restricted Stock(1)	—		$766,912		$766,912
Stock Options(2)	—		—		—
Severance Payment(5)	$350,000		$525,000		—
Life Insurance	—		—		$500,000	(6)
D. Darin Martin
Restricted Stock(1)	—		$143,190		$143,190
Stock Options	$0		$0		$0
Severance Payment(5)	$220,000		$220,000		—
Life Insurance	—		—		$440,000	(6)
Christopher Huntington
Restricted Stock(1)	—		$166,500		$166,500
Stock Options	—		$0		$0
Severance Payment(5)	$250,000		$250,000		—
Life Insurance	—		—		$500,000	(6)
David C. Milne
Restricted Stock(1)	$0		$143,863		$143,863
Stock Options	$0		$0		$0
Severance Payment(5)	$214,000		$214,000		—
Life Insurance	—		—		$428,000

(1)	Reflects the closing price of $6.66 for our stock on our Record Date, March 5, 2012, multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer’s termination of employment.
(2)	As shown on the chart on p. 29 entitled “Outstanding Equity Awards at Year End,” Messrs. Moore and Hite currently hold fully vested stock options that are immediately exercisable and their death or termination would not increase any value or augment their current ability to exercise their options.
(3)	This assumes that the individual is terminated in conjunction with a change in control. This amount would also include the pro-rata payment of their target bonus for the year in which termination occurred, based on the number of days in that year they had been employed.
(4)	This amount is the difference between $500,000 and the gross amount of salary paid to Mr. Moore between January 17, 2011 and the date of termination.

(5)	Severance would also include payments for COBRA continuation coverage, if any, elected by the terminated individual.
(6)	The Company provides life insurance equal to two times the person’s salary for all employees, up to a maximum of $500,000.

Other Awards.  Other than as described herein there were no other payments in fiscal 2011 to any named executive officer.

Part 5 — Director Compensation

Summary of Director Compensation.  The following table sets forth certain information with respect to the compensation we paid to our directors for services rendered in 2011. The Company does not provide additional compensation to employees who also serve on the Board so Mr. Moore received no additional compensation for his service during his time as a director in 2011, nor did Mr. Sullivan. Their compensation as an employee is shown under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Craig B. Reynolds	$78,750	$83,540	—	—	—	—	$162,290
James S. Burns	$45,000	$83,540	—	—	—	—	$128,540
Thomas E. Chorman	$38,750	$76,549	—	—	—	—	$115,299
Robert G. Deuster	$33,750	$76,549	—	—	—	—	$110,299
John S. Krelle	$40,000	$83,540	—	—	—	—	$123,540
Thomas J. Sullivan	—	—	—	—	—	—	$0
Brian S. Moore	—	—	—	—	—	—	$0
Francis T. Nusspickel	$53,750	$83,540	—	—	—	—	$137,290

(1)	The value of stock awards vested in 2011, expensed at grant date value. This includes restricted shares that vest ratably over a three year period.

Summary of Director Compensation and Decisions Regarding It.  After a detailed analysis of peer group and other information, the Committee and Board have established a compensation structure for the Directors that targets the median of the Company’s Peer Group. The Board believes that paying at the median of the Peer Group will enable it to more easily attract and retain the skilled and experienced Directors that will enhance the Company’s performance. The Board and Committee also believe that paying the majority of Director compensation in the form of Company stock ensures the Directors’ interests are aligned with those of our shareholders. To that end, Directors receive approximately 80% of their compensation in the form of restricted stock and the remaining 20% in cash.

In fiscal 2011 all independent directors received a cash retainer of $30,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the Compensation & Organization Committee and Nominating & Governance Committee received $10,000 additional cash compensation and the Chairman of the Finance & Systems Committee received an additional payment of $5,000. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board. All independent Directors also received a grant of restricted stock valued at $140,000, calculated by dividing value by share price on date of grant, rounded to the nearest whole share number. These shares vest over the following three (3) years in equal amounts on each following December 21.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation and Organizational Committee are John S. Krelle (Chairman), Robert G. Deuster, and Francis T. Nusspickel. The Board has determined that each of the Committee members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors as such term is defined with respect to Section 162(m)

of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the Committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

Part 6 — Report of the Compensation and Organizational Committee on Executive Compensation.

The following is the report of the Compensation and Organizational Committee of the Board with respect to our executive compensation.

The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation and Organizational Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee: JOHN S. KRELLE, Chairman ROBERT G. DEUSTER, Member FRANCIS T. NUSSPICKEL, Member

RELATED PARTY TRANSACTIONS

It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our shareholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our shareholders.

The Company engaged in no related party transactions in fiscal 2011.

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees.  The following table presents fees for professional audit services rendered by Ernst & Young LLP, the Company’s independent audit firm (“E&Y”), for the audit of our annual financial statements for the years ended December 31, 2011 and January 1, 2011.

	2011	2010
Audit Fees(1)	$888	$971
Audit-Related Fees(2)	347	0
Tax Fees(3)	186	256
All Other Fees(4)	1	1
	$1,422	$1,228

(1)	Audit Fees: consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: there were no audit-related fees in fiscal 2010. The audit-related fees in 2011 related to the Codman and Olsen acquisitions.
(3)	Tax Fees: are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.
(4)	All Other Fees: are principally comprised of fees for the use of accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.  Consistent with SEC regulations regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

a. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

b. Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

c. Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

REPORT OF THE AUDIT COMMITTEE

Since its creation in 2004, The Audit Committee of the Board has been composed entirely of non-management directors. In addition, the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of the Symmetry Medical, Inc. Web site, accessible through the Investor Relations page at www.symmetrymedical.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management has primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended December 31, 2011, with Management and Ernst & Young LLP, the Company’s Independent Auditors. The Committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s Chief Executive Officer and Chief Financial Officer certify the information contained in its quarterly and annual filings.
•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board. The Committee also received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence and discussed with Ernst & Young their independence and related matters. Discussion with Ernst & Young also included staffing, audit results for 2011 and audit plans for 2012.

During Fiscal 2011, The Audit Committee held nine meetings, four of which were in person. During such in person meetings, the Audit Committee met with representatives of E&Y, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls. At such in person meetings, the Audit Committee also met in private sessions with the Director of Internal Audit, who reports directly to the Audit Committee, to discuss the audit results for 2011 and audit plans for 2012.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Company management and E&Y, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

In addition, in reliance upon the reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as the Company’s independent auditors for fiscal year 2012 and this appointment be submitted to the Company’s shareholders for ratification at the Annual Meeting.

THE AUDIT COMMITTEE Francis T. Nusspickel, Chairman James S. Burns, Member Thomas E. Chorman, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended. This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors, in three classes, each of which is required to be as equal as possible in number. One class is elected at each Annual Meeting of Shareholders. We currently have three Class I directors, whose terms expire at this 2012 Annual Shareholder’s Meeting, two Class II directors, whose terms will expire at the 2013 Annual Shareholder’s Meeting, and two Class III directors, whose terms will expire at the 2014 Annual Meeting.

The Board has nominated two Class I directors for re-election at this meeting, Robert Deuster and John Krelle, to serve for a three year term, expiring at the Annual Meeting in 2015. The Board anticipates reducing the size of the Board to six directors after the meeting. These nominees for director have consented to serve, if elected, and we have no reason to believe that they will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. Nominees for Class I Directors are elected by a plurality of votes cast.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of both of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person. If you wish to have your shares voted for one but not both of the nominees, or if you wish to withhold your vote from one but not both of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class I Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

JOHN S. KRELLE, 60, has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as chairman of the Compensation and Organizational Committee and as a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the board of directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world. Prior to that, he spent five years managing businesses outside the US including in Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area. During this period, Mr. Krelle also served as a member of the Board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr. Krelle has also served as a director for Biomimedica, a privately-held company, since 2009. Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

ROBERT G. DEUSTER, 61, has served as a director and member of the Compensation and Organization Committee and the Governance and Nominating Committee since June 22, 2009. He also served as Chairman and Chief Executive Officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of NEXX Systems, a privately held semiconductor capital equipment company, Ondax, Inc., a private optical components company, and PICO Holdings (NASDAQ: PICO). He is active in Director Education and Corporate Governance matters, having achieved his Advanced Professional Director certification. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

The Board of Directors recommends a vote FOR the proposed election of the
Class I Director nominees described in this proxy statement.

PROPOSAL NO. 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), you are entitled to vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the vote at the 2011 annual meeting of shareholders we will provide you with this opportunity annually. While this vote is advisory in nature, the Compensation and Organizational Committee and the Board value your opinions and will consider the outcome of the vote when making future compensation decisions as it did after last year’s meeting and advisory vote.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to deliver solid shareholder value. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Among the considerations that go into our compensation programs are:

•	Our compensation programs are tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines or is unacceptable, our executive compensation will be reduced significantly.
•	Short term compensation, in the form of the Cash Bonus Programs, closely align with the shareholder’s interests, as any payments are linked to achievement of target Earnings goals, and further tied to three performance metrics that are linked directly to the Company’s success: attention to quality, customer service and cash generation.
•	Long-term incentive awards, in the form of restricted stock, link executive compensation with increased shareholder value over time reflective of: 1) EPS growth vs. peer group median over one and two year timeframes; 2) return on assets vs. annual target; and 3) the achievement of strategic objectives approved by the Board.
•	The level of at-risk compensation for the Chief Executive Officer and the other named executive officers puts most of their compensation at risk of loss, with 65% of ongoing compensation for

Mr. Sullivan being at risk (this excludes a one-time sign-on bonus and one-time stock grant provided to Mr. Sullivan upon acceptance of employment). Based on budget and plans for 2012, 59% of total compensation is at risk for the other named executive officers.
•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.
•	Based on information obtained from Equilar regarding many other public companies, our named executive officers’ total compensation is below both the average and median for comparable positions in the Peer Group.
•	We maintain several governance programs designed to align executive compensation with shareholder interests and mitigate risks. These programs include: stock ownership guidelines, limited perquisites, and the use of tally sheets for comparison of Company compensation versus its Peer Group and others with whom the Company competes for talent.

We believe that the Company is in a position to deliver solid results for our shareholders and our customers through our diverse and engaged workforce and we believe our compensation program is tied to those goals.

The Board of Directors recommends a vote “FOR” the company’s compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement and the accompanying compensation tables contained herein.

PROPOSAL NO. 3:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending December 29, 2012. Although not required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so far into the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ended December 29, 2012.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our fiscal year ending December 29, 2012.

PROPOSAL NO. 4:

Approval of Amendment No. 2 to the Symmetry Medical Inc.
Amended and Restated 2004 Equity Incentive Plan

Need for an Amended Plan

Our Board of Directors has approved Amendment No. 2 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (the “Amended Plan”), subject to shareholder approval. This Amendment No. 2 is designed to amend our Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”) to provide more shares for issuance thereunder and to extent its termination date.

Our 2004 Equity Incentive Plan authorizes the grant of restricted and non-restricted shares of Common Stock, stock appreciation rights, stock units, cash performance awards, and options to purchase shares of the Company’s stock (collectively the “Awards”). The Amended Plan is identical to the Amendment No. 1 to the 2004 Equity Incentive Plan, although it adds 1,710,000 shares for issuance and extends the expiration date of the 2004 Equity Incentive Plan through and including the tenth anniversary of the adoption of the Amended Plan. Should the shareholders approve the Amended Plan there will be an aggregate of 3,383,333 shares eligible through 2022.

Shareholder Approval of Amended Plan

Under Section 162(m), a publicly traded company may not deduct for tax purposes compensation over $1,000,000 paid to its Chief Executive Officer or its four other most highly compensated executive officers (excluding the Chief Financial Officer), unless the compensation is “performance-based.” Compensation is considered “performance-based” only if it is paid as a result of the executive officer or company meeting one or more objective performance goals. The performance goals must also be in writing and authorized by a compensation committee consisting of two or more members, all of whom must be “outside directors” as defined by the Code. The performance goals must be set before it can be known whether or not the executive officer will meet the goals. The material terms of the performance goals or the means of determining them must also be disclosed to and approved by stockholders before the compensation is paid. We believe that the criteria described in the Amended Plan as the basis for awarding incentive compensation meet all of the necessary requirements and, if approved by shareholders, will render compensation paid under the Amended Plan deductible. We are seeking shareholder approval in order to obtain favorable tax treatment under Section 162(m) of the Internal Revenue Code.

In addition to the aforementioned criteria, the SEC requires Companies traded on the NYSE to obtain shareholder approval of any material modification to an equity incentive plan.

In the event that stockholders do not approve this Amendment then we will not make grants of the additional shares of equity thereunder.

Description of the Amended Plan

General.  The Amended Plan is designed to enable us to attract, retain and motivate our directors, officers, employees and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our company. The following description of the Amended Plan is a summary and is therefore qualified in its entirety by reference to the complete text of the Amended Plan, which is attached hereto as Exhibit A.

Administration.  The Amended Plan is administered by the Compensation and Organizational Committee of our Board of Directors, with ultimate approval of any decision subject to Board approval. Subject to the specific provisions of the Amended Plan, the Compensation and Organizational Committee is authorized to select persons to participate in the Amended Plan, determine the form and substance of grants made under the Amended Plan to each participant, modify the terms of grants made under the Amended Plan, and otherwise make all determinations for the administration of the Amended Plan.

Participation.  Individuals eligible to participate in the Amended Plan are directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries.

Type of Award.  The Amended Plan provides for the issuance of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards will be based on the achievement of one or more business or personal criteria or goals, as described above.

Available Shares.  An aggregate of 3,383,333 shares of our common stock are reserved for issuance under the Amended Plan, subject to certain adjustments reflecting changes in our capitalization. The shares were registered on Forms S-8 under the Securities Act of 1933 on March 28, 2005 and May 12, 2006. To date, we have granted 1,343,479 shares of restricted common stock to certain of our officers, directors and employees under the 2004 Equity Incentive Plan. We seek to add 1,710,000 shares to the Amended Plan, which we believe will satisfy all anticipated compensation needs for current Directors, Officers, Employees and new employees through the next four years.

Treatment of Unused or Forfeited Shares.  If any grant under the Amended Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Amended Plan.

Limits on Grants.  The Amended Plan provides that the Compensation and Organizational Committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 15% of the total number of shares authorized for issuance under the Amended Plan.

Option Grants.  Options granted under the Amended Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified stock options, as the Compensation and Organizational Committee may determine. Incentive stock options may only be granted to our employees. The exercise price per share for each option will be established by the Compensation and Organizational Committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option. We do not anticipate making grants of options under the Amended Plan, however, because of the unfavorable tax treatment to which stock options are subject under ASC 718.

Stock Appreciation Rights.  SARs entitle a participant to receive shares of our common stock with a value equal to the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Compensation and Organizational Committee, provided that (1) the exercise price of a SAR may never be less than the fair market value of a shares of our common stock on the date the SAR is granted, (2) our common stock is traded on an established securities market, (3) only shares of our common stock may be delivered in settlement of the right upon exercise and (4) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until exercise of the SAR.

Termination of Options and SARs.  Unless otherwise determined by the Compensation and Organizational Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not compete with us during such 90-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of death or disability, but in no event after the expiration date of the options or SARs, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability; provided that the participant does not compete with us during such 180-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not compete with us during such 90-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Restricted Stock Units.  Restricted stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the Compensation and Organizational Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation and Organizational Committee determines otherwise. An award of a restricted stock unit confers upon a participant the right to receive shares of our common stock at the end of a vesting period set by the Compensation and Organizational Committee, unless the participant elects in a timely fashion to defer the receipt of shares with respect to the restricted stock unit, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the vesting or deferral period. Prior to settlement, an award of a restricted stock unit carries no voting or dividend rights or other rights associated with share ownership, although the participant shall have the right to receive accumulated dividends on distributions with respect to the corresponding number of shares of our common stock underlying the unit at the end of the vesting or deferral period.

Dividend Equivalents.  Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

Other Stock-Based Awards.  The Compensation and Organizational Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the Amended Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation and Organizational Committee. The Compensation and Organizational Committee will determine the terms and conditions of these awards.

Performance Awards.  The Compensation and Organizational Committee may subject a participant’s right to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, to performance conditions specified by the Compensation and Organizational Committee. Performance awards may be granted under the Amended Plan in a manner that results in their qualifying as performance-based compensation exempt from the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code for compensation in excess of $1,000,000 paid to our chief executive officer and our four highest compensated officers. The Compensation and Organizational Committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, as listed below, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement. In granting performance awards, the Compensation and Organizational Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria will include, for example, any one or more of the following: (i) operating income (before or after taxes); (ii) earnings per share (before or after taxes); (iii) sales or product volume growth; (iv) operating income before or after depreciation and amortization (and including or excluding capital expenditures); (v) cash flow (including but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vi) operating profit (before or after taxes); (vii) book value; (viii) net earnings (before or after taxes); (ix) market share; (x) return measures (including, but not limited to, return on capital, invested capital, assets, equity); (xi) margins; (xii) share pricing (including but not limited to, growth measures and total shareholder return); (xiii) comparable or sales; (xiv) net income (before or after taxes); (xv) productivity improvement or operating efficiency; (xvi) costs or expenses; (xvii) shareholder’s equity; (xviii) revenues or sales; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) revenue-generating unit-based metrics; (xxi) expense targets; (xxii) individual performance objectives; (xxiii) working capital targets; (xxiv) measures of economic value added; (xxv) inventory control; (xxvi) enterprise value or (xxvii) objective measures of customer satisfaction.

Amendment of Outstanding Awards and Amendment/Termination of Plan.  The Board of Directors or the Compensation and Organizational Committee generally will have the power and authority to amend or terminate the Amended Plan at any time without approval from our stockholders. The Compensation and Organizational Committee generally will have the authority to amend the terms of any outstanding award under the plan, subject to certain limitations set forth in the plan, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code, under provisions of Section 422 of the Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the Board of Directors or the Compensation and Organizational Committee, the Amended Plan will terminate on the tenth anniversary of the adoption of the Amended Plan. No termination of the Amended Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Amended Plan.

Transfer of Awards.  Unless the Compensation and Organizational Committee determines otherwise or unless a transfer meets certain requirements set forth in the Amended Plan, no award granted under the Amended Plan may be transferred by a participant. In the event an award is transferred in accordance with the requirements of the Amended Plan, all provisions of the Amended Plan will continue to apply to such award and the transferee of such award shall be bound thereby.

Change of Control.  Unless otherwise determined by the Compensation and Organizational Committee, if certain events occur which constitute a change of control of the Company as defined in the plan and a participant’s employment or service as a director, officer or employee is terminated within 12 months thereafter without cause, by reason of death, disability or retirement, or by the participant after certain changes in the nature of that participant’s employment or failure by the Company to fulfill their obligations towards the participant: (i) any awards carrying a right to exercise that was not previously vested and exercisable shall be fully vested and exercisable for 180 days after the date of such termination and (ii) with respect to other awards, any restrictions, deferrals of settlement or other conditions, with certain exceptions, will be deemed lapsed and such awards deemed fully vested and (iii) the performance goals and conditions relating to any performance awards, in the discretion of the Compensation and Organizational Committee, shall be deemed met as of the date of the change in control. In the event of a merger or consolidation in which our capital stock outstanding immediately prior thereto does not represent 50% of the outstanding capital stock of the surviving entity, the Compensation and Organizational Committee may cancel any or all outstanding options under the Amended Plan in consideration for payment to the holders of those options the net consideration they would have received in such transaction if their options had been fully exercised immediately prior thereto.

Amended Plan Benefits

Future grants under the Amended Plan will be made at the discretion of the Compensation and Organizational Committee and, accordingly, are not yet determinable. The Directors currently receive annual grants of Restricted Stock equal in value to $140,000 on the date of grant and such grants are anticipated to continue in the future.

In addition to the discretionary nature of future grants, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Amended Plan, including the automatic grants to our non-management directors. The Securities Authorized for Issuance under the Equity Compensation Plans Table below provides information as of March 5, 2012, regarding the equity outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity and the number of securities remaining available for issuance.

Equity Compensation Plan Information

The following table sets forth, as of March 5, 2012, certain information related to our outstanding equity:

Equity Compensation Plan Information as of March 5, 2012

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity incentive plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	250,923	$3.26	555,024
Equity compensation plans not approved by security holders	0		0
Total	250,923	$3.26	555,024

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes the federal income tax consequences to participants who may receive grants of Awards under the Amended Plan. This discussion of federal income tax consequences does not purport to be a complete analysis of all potential tax effects of the Amended Plan. This discussion is based upon interpretation of laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations. This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Restricted Stock.  In the absence of a Section 83(b) election (as described below), a participant who receives restricted shares will recognize no income at the time of grant. When any applicable restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the shares when the restrictions expire over the amount paid for the shares (if any). The Company generally will be entitled to a deduction equal to the fair market value of the shares when included in the participant’s income.

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted shares on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted shares are granted. The Company generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the shares would not be deductible. Any subsequent disposition of the shares by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted shares with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted shares over the amount (if any) the Company paid the participant for the restricted shares at the time it is forfeited.

Incentive Stock Options.  A participant will not recognize any taxable income upon the grant or exercise of an incentive stock option qualifying under Section 422 of the Code; however, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If stock acquired upon the exercise of an incentive stock option is disposed of within two years after the date of grant and within one year after the issuance of such shares to the participant, (a “disqualifying disposition”), generally (i) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares and (ii) the Company will be entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

If stock is issued to a participant pursuant to the exercise of an incentive stock option, and if no disposition of the shares is made by the participant within two years after the date of grant and within one year after the issuance of such shares to the participant, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Company for federal income tax purposes.

Non-qualified Stock Options.  A participant will not recognize taxable income for the grant of nonqualified stock options. Upon the exercise of a nonqualified stock option, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and the Company is entitled to a tax deduction in the same amount. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of a participant who is also an employee at the time of grant, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

Stock Appreciation Rights.  Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received. The Company generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income.

Restricted Stock Units.  A participant who receives restricted share units will recognize no income at the time of grant. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards.  A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Section 162(m).  Under Section 162(m) of the Internal Revenue Code, the Company may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Amended Plan contains provisions authorizing the grant of stock options, stock appreciation rights, restricted shares and restricted share units that may constitute performance-based awards within the meaning of Section 162(m). To the extent that awards under the Amended Plan constitute performance-based awards, the awards should qualify as “performance-based compensation” for purposes of Section 162(m).

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ CRAIG B. REYNOLDS Chairman of the Board March 16, 2012

EXHIBIT A

SYMMETRY MEDICAL INC.
AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
2004 EQUITY INCENTIVE AMENDED PLAN

1.  Purpose.

This Amended Plan shall be known as Amendment No. 2 to the Amended and Restated 2004 Equity Incentive Amended Plan (the “Amended Plan”). The purpose of the Amended Plan shall be to promote the long-term growth and profitability of Symmetry Medical Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (“SARs”), restricted stock units, restricted stock, performance awards or any combination of the foregoing may be made under the Amended Plan.

2.  Definitions.

(a)  “Board of Directors” and “Board” mean the board of directors of the Company.

(b)  “Cause” shall, with respect to any participant, have the equivalent meaning as the term “cause” or “for cause” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:

(i)  Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii)  Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a Subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any Subsidiary; or

(iii)  Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or

(iv)  Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

For purposes of this Section 2(b), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(c)  “Change in Control” means the occurrence of one of the following events:

(i)  if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or

(ii)  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)  the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)  the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d)  “Code” means the Internal Revenue Code of 1986, as amended.

(e)  “Committee” means the Compensation Committee of the Board, or a subcommittee thereof, which shall consist solely of two or more members of the Board, and each member of the Committee may be, but is not required to be, (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Amended Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Amended Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Amended Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code, and (iii) independent, as defined by the rules of the New York Stock Exchange or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the New York Stock Exchange.

(f)  “Common Stock” means the Common Stock, par value $0.0001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company that occurs.

(g)  “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages in any business which competes with any product or service of the Company or any Subsidiary.

(h)  “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or any agreement between the eligible participant and the Company as otherwise determined by the Committee.

(i)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)  “Exempt Person” means any employee benefit plan of the Company or any Subsidiary, or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary.

(k)  “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(l)  “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the NASDAQ National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m)  “Good Reason” shall, with respect to any participant, have the equivalent meaning as the term “good reason” or “for good reason” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean (i) the assignment to the participant of any duties materially inconsistent with the participant’s duties or responsibilities as assigned by the Company (or a Subsidiary), or any other action by the Company (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; (ii) any material failure by the Company (or a Subsidiary) to make any payment of compensation or pay any benefits to the participant that have been agreed upon between the Company (or a Subsidiary) and the participant in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; or (iii) the Company’s (or Subsidiary’s) requiring the participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of award, except for travel reasonably required in the performance of the participant’s responsibilities.

(n)  “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(o)  “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(p)  “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(q)  “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(r)  “Performance Award” means a right, granted to a participant under Section 12 hereof, to receive awards based upon performance criteria specified by the Committee.

(s)  “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(t)  “Share” means a share of Common Stock that may be issued pursuant to the Amended Plan.

(u)  “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.  Administration.

The Amended Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Amended Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Amended Plan, the Committee shall be authorized to (i) select persons to participate in the Amended Plan, (ii) determine the form and substance of grants made under the Amended Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Amended Plan, (v) interpret the Amended Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Amended Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Amended Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Amended Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Amended Plan and any rules and regulations relating to the Amended Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Amended Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Amended Plan shall be borne by the Company. The Amended Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Amended Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.  Shares Available for the Amended Plan; Limit on Awards.

Subject to adjustments as provided in Section 19, the number of Shares that may be issued pursuant to the Amended Plan as awards shall not exceed in the aggregate 1,710,000 from and after the date this Amendment is approved by the Company’s shareholders, and the aggregate amount issued under the Plan and all amendments will not exceed 3,383,333 shares. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Amended Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Amended Plan.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 21 or any other section of this Amended Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Amended Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

In any one calendar year, the Committee shall not grant to any one participant awards to purchase or acquire a number of Shares in excess of fifteen percent (15%) of the total number of Shares authorized under the Amended Plan pursuant to this Section 4.

5.  Participation.

Participation in the Amended Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Amended Plan or in any grant thereunder shall confer any right on a participant to continue in the capacity as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Amended Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Amended Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs, restricted stock units, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Amended Plan need not be uniform and may be made selectively among eligible individuals under the Amended Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.  Incentive and Non-qualified Stock Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Amended Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Amended Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Amended Plan, provided that such stock option otherwise meets the Amended Plan’s requirements for Non-qualified Stock Options.

(a)  Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)  Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, or (iv) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

(c)  Terms of Options.  The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d)  Limitations on Grants.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e)  Termination.

(i)  Death or Disability.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Amended Plan if required to be so treated under the Code.

(ii)  Retirement.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Amended Plan if required to be so treated under the Code.

(iii)  Discharge for Cause.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv)  Other Termination.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f)  Grant of Reload Options.  The Committee may provide (either at the time of grant or exercise of an option), in its discretion, for the grant to a grantee who exercises all or any portion of an option (“Exercised Options”) and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a “Reload Option”) for a number of shares of Common Stock equal to the sum (the “Reload Number”) of the number of shares of Common Stock tendered in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

(g)  Options Exercisable for Restricted Stock.  The Committee shall have the discretion to grant options which are exercisable for Shares of restricted stock. Should the participant cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary while holding such Shares of restricted stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of restricted stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

7.  Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Amended Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that (1) the exercise price of a SAR may never be less than the fair market value of the Shares subject to the SAR on the date the right is granted, (2) the Shares are traded on an established securities market, (3) only Shares may be delivered in settlement of the right upon exercise, and (4) a SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to (A) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (B) the number of Shares as to which the SAR is exercised. Such distribution shall be in Shares having a Fair Market Value equal to such amount.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR.

8.  Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Amended Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the

Committee, certificates representing Shares of restricted stock granted under the Amended Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

At such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.  Restricted Stock Units; Deferred Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the Amended Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 9), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive one Share from the Company at the end of the vesting period (the “Vesting Period”) of the applicable restricted stock unit, unless the participant elects in a timely fashion, as provided below, to defer the receipt of such Shares with respect to the restricted stock units. The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock unit award.

Except as otherwise provided by the Committee, during the Vesting Period the participant shall not have any rights as a shareholder of the Company; provided that the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless the participant elects in a timely fashion, as provided below, to defer the receipt of the Shares with respect to the restricted stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the participant at such time as the payment of the Shares with respect to the deferred stock units.

Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and any of its Subsidiaries due to death, Disability or Retirement during any Vesting Period, all restrictions on restricted stock units granted to such participant shall lapse and the participant shall be then entitled to receive payment in Shares with respect to the applicable restricted stock units. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company and any of its Subsidiaries for any other reason, all such participant’s restricted stock units on which the restrictions have not lapsed shall be immediately forfeited to the Company.

A participant may elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the Amended Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the Amended Plan) and on or prior to the date the restricted stock units are granted, to defer the receipt of all or a portion of the Shares due with respect to the vesting of such restricted stock units; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Shares subject to the deferral election, and any other terms with respect to a grant of restricted stock units to the extent the Committee deems necessary to enable the participant to defer recognition of income with respect to such units until the Shares underlying such units are issued or distributed to the participant. Upon such deferral, the restricted stock units so deferred shall be converted into deferred stock units. Except as provided below, delivery of Shares with respect to deferred stock units shall be made at the end of the deferral period set forth in the participant’s deferral election notice (the “Deferral Period”). Deferral Periods shall be no less than one year after the vesting date of the applicable restricted stock units.

Except as otherwise provided by the Committee, during such Deferral Period the participant shall not have any rights as a shareholder of the Company; provided that, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to his or her death prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such participant’s death.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary upon becoming disabled (as defined under Section 409A(a)(2)(C) of the Code) or Retirement or for any other reason except termination for Cause prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units at the end of the applicable Deferral Period or on such accelerated basis as the Committee may determine, to the extent permitted by regulations issued under Section 409A(a)(3) of the Code.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to termination for Cause such participant shall immediately forfeit any deferred stock units which would have matured or been earned at the end of the applicable Deferral Period.

Except as otherwise provided by the Committee, in the event of a Change in Control that also constitutes a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under IRS Notice 2005-1, as amended or supplemented from time to time, or regulations issued pursuant to Section 409A(a)(2)(A)(v) of the Code), a participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of the applicable Deferral Period as if such Deferral Period had ended immediately prior to the Change in Control; provided, however, that if an event that constitutes a Change in Control hereunder does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the deferred stock units shall be made under this paragraph to the extent such payments would constitute an impermissible acceleration under Section 409A of the Code.

10.  Dividend Equivalents.

The Committee is authorized to grant dividend equivalents to a participant entitling the participant to receive cash, Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock of the Company, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock of the Company, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

11.  Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock of the Company, as deemed by the Committee to be consistent with the purposes of the Amended Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration (including without limitation loans from the Company or a Subsidiary to the extent permissible under the Sarbanes Oxley Act of 2002 and other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the Amended Plan, may also be granted pursuant to this Section 11.

12.  Performance Awards.

The Committee is authorized to make Performance Awards payable in cash, Shares, or other awards, on terms and conditions established by the Committee, subject to the provisions of this Section 12.

(a)  Performance Goals.  The performance goals for such Performance Awards shall be based on objective performance criteria established in advance by the Compensation Committee that are measured in terms of one or more of the following objectives: (i) operating income (before or after taxes); (ii) earnings per share (before or after taxes); (iii) sales or product volume growth; (iv) operating income before or after depreciation and amortization (and including or excluding capital expenditures); (v) cash flow (including but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vi) operating profit (before or after taxes); (vii) book value; (viii) net earnings (before or after taxes); (ix) market share; (x) return measures (including, but not limited to, return on capital, invested capital, assets, equity); (xi) margins; (xii) share pricing (including but not limited to, growth measures and total shareholder return); (xiii) comparable or sales; (xiv) net income (before or after taxes); (xv) productivity improvement or operating efficiency; (xvi) costs or expenses; (xvii) shareholder’s equity; (xviii) revenues or sales; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) revenue-generating unit-based metrics; (xxi) expense targets; (xxii) individual performance objectives; (xxiii) working capital targets; (xxiv) measures of economic value added; (xxv) inventory control; (xxvi) enterprise value; (xxvii) objective measures of customer satisfaction. The foregoing performance criteria may relate to the Company, one or more of its subsidiaries, or one or more of its or their divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more subsidiary, or any combination thereof, all as the Committee shall determine. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one participant or to different participants.

Achievement of performance goals in respect of such Performance Awards shall be measured over any performance period determined by the Committee. During the performance period, the Committee shall have the authority to adjust the performance goals and objectives for such performance period for the occurrence of extraordinary acts. The Committee shall also have the authority to reduce or eliminate the compensation or other economic benefit that is due upon attainment of the performance goal for such reasons as it deems equitable, including, but not limited to the occurrence of extraordinary acts. A performance award shall be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Settlement of Performance Awards shall be in cash, Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the participant’s employment or service prior to the end of a performance period or settlement of Performance Awards, in accordance with all applicable laws and regulations, including, but not limited to, Section 162(m) of the Code.

(b)  Amendments.  The Board or Committee shall not make any amendment or alteration if such amendment or alteration would result in the Amended Plan or any individual Performance Award failing to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard.

13.  Change in Control.

Unless otherwise determined by the Committee, if there is a Change in Control of the Company and a participant’s employment or service as a director, officer, or employee of the Company or a Subsidiary, is terminated (1) by the Company without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control:

(i)  any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, and shall remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award), subject to applicable restrictions;

(ii)  any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the Amended Plan shall lapse and such awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the participant, and subject to applicable restrictions; and

(iii)  with respect to any outstanding Performance Award, the Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the Change in Control. Such performance award shall be paid no later than two and one-half months after the last day of the tax year in which such Change in Control occurred (or in the event that such Change in Control causes the tax year to end, no later than two and one-half months after the closing of such Change in Control).

Notwithstanding the foregoing, or any other provision of this Amended Plan to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Amended Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

14.  Withholding Taxes.

(a)  Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 14(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b)  Company Requirement.  The Company may require, as a condition to any grant or exercise under the Amended Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 14(a) or this Section 14(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Amended Plan.

15.  Written Agreement; Vesting.

Each employee to whom a grant is made under the Amended Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Amended Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, and 8 in connection with a Change in Control or certain occurrences of termination, no grant under this Amended Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

16.  Transferability.

Unless the Committee determines otherwise, no award granted under the Amended Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Amended Plan shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the Amended Plan and transferred as permitted by this Section 16, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this Amended Plan as and to the same extent as the applicable original grantee.

17.  Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, restricted stock unit, or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.  Transfers Between Company and Subsidiaries.

The transfer of an employee, consultant or independent contractor from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or services; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.  Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Amended Plan (including, without limitation, the total number of Shares available for issuance under the Amended Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Amended Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Amended Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any award made pursuant to the Amended Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Amended Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for cash or other property (but, with respect to vested deferred stock units, only if such merger, consolidation, other reorganization, or Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Section 409A(a)(2)(A)(v) of the Code) or (b) assumed by the surviving or continuing corporation.

20.  Amendment and Termination of the Amended Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Amended Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the Amended Plan, and in addition to the powers of amendment set forth in this Section 20 and Section 21 hereof or otherwise, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Amended Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

21.  Amendment or Substitution of Awards under the Amended Plan.

The terms of any outstanding award under the Amended Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, any reduction in the exercise price of any options or SARs awarded under the Amended Plan or any acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, in its discretion, permit holders of awards under the Amended Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Amended Plan, but only if such surrender, exercise, realization, exchange, or grant (a) would not constitute a distribution of deferred compensation for purposes of Section 409A(a)(3) of the Code or (b) constitutes a distribution of deferred compensation that is permitted under regulations issued pursuant to Section 409A(a)(3) of the Code.

22.  Commencement Date; Termination Date.

The date of commencement of the Amended Plan shall be the date that it is approved by the shareholders of the Company. If required by the Code, the Amended Plan will also be subject to re-approval by the shareholders of the Company.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on the tenth anniversary of the date this Amended Plan is approved by the Company’s Shareholders. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

23.  Severability.

Whenever possible, each provision of the Amended Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Amended Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Amended Plan.

24.  Governing Law.

The Amended Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Amended Plan to the substantive law of another jurisdiction.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION.

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS
April 27, 2012, beginning at 11:30 A.M. E.D.T.

Located at:

East Lansing Marriott at University Place
300 M.A.C. Avenue
East Lansing, MI 48823

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Thomas J. Sullivan or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on March 5, 2012, at the Annual Meeting of Shareholders to be held on April 27, 2012, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.

SYMMETRY Medical

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2012.

Vote by Internet

- Go to **www.envisionreports.com/SMA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

	For	Withhold
01 - John S. Krelle	☐	☐
02 - Robert G. Deuster	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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